Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

Frontier Group Holdings, Inc.,

Top Gun Acquisition Corp.

and

Spirit Airlines, Inc.

Dated as of February 5, 2022

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Exhibit A	Form of Indigo Written Consent
Exhibit B	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Certificate of Merger

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2022 (this “Agreement”), is entered into by and among Frontier Group Holdings, Inc., a Delaware corporation (“Parent”), Top Gun Acquisition Corp., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Spirit Airlines, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement will have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, Parent and the Company have determined to engage in a strategic business combination whereby, on the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company vote their Shares in favor of the adoption of this Agreement (the “Company Board Recommendation”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and Merger Sub and their respective stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of Parent approve the issuance of shares of Parent Common Stock pursuant to this Agreement (such issuance, the “Parent Share Issuance” and such recommendation, the “Parent Board Recommendation”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, Indigo Frontier Holdings Company, LLC (the “Indigo Stockholder”) is providing an irrevocable written consent to Parent and a copy of the same to the Company, substantially in the form attached hereto as Exhibit A (the “Indigo Written Consent”);

WHEREAS, the Company, Parent and Merger Sub intend that, provided the Control Requirement is satisfied as of the Closing Date, the Merger will qualify for federal income tax purposes as a “reorganization” described in Section 368(a) of the Code and this Agreement will constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger will have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

(b)    At the Effective Time, the certificate of incorporation of the Surviving Corporation will, by virtue of the Merger, be amended and restated so as to read in its entirety in the form set forth as Exhibit B hereto, until thereafter amended as provided therein or by applicable Law. In addition, Parent and the Company shall take such actions reasonably necessary to cause the bylaws of the Company to be amended and restated as of the Effective Time to read as the bylaws of Merger Sub in effect immediately prior to the Effective Time, and as so amended and restated to thereafter be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be “Spirit Airlines, Inc.”), until thereafter amended as provided therein or by applicable Law.

(c)    Unless otherwise determined by Parent prior to the Effective Time, Parent and the Company will take such actions as are reasonably necessary to cause the directors of the Company to resign as of the Effective Time and to cause the persons who are the directors of Merger Sub immediately prior to the Effective Time to, from and after the Effective Time, be the sole directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, Parent and the Company will take such actions as are reasonably necessary to cause the officers of Merger Sub immediately prior to the Effective Time, to, from and after the Effective Time, be the sole officers of the Surviving Corporation, each to hold the same office with the Surviving Corporation as such officer held with Merger Sub immediately prior to the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d)    If at any time after the Effective Time, the Surviving Corporation determines, in its sole discretion, or is advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the

Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2    Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the third Business Day after satisfaction or written waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or written waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 1271 Avenue of the Americas, New York, NY 10020, unless another time, date or place is agreed to by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to, Parent, Merger Sub and the Company will cause the certificate of merger in the form attached hereto as Exhibit C (subject to such changes as may be mutually agreed to by Parent and the Company, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and will make all other filings or recordings required under the DGCL. The Merger will become effective at the time the Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

ARTICLE 2

CONVERSION OF SECURITIES

2.1    Conversion of Securities in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)    Conversion of Company Common Stock. Each share (“Share”) of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive, upon surrender of the Certificate formerly representing such Shares in the case of certificated Shares, or automatically in the case of Book-Entry Shares formerly representing such Shares, in accordance with Section 2.3, (i) $2.13 in cash, without interest (the “Per Share Cash Consideration”) and (ii) 1.9126 fully paid and non-assessable shares of Parent Common Stock (the “Per Share Stock Consideration” and, together with Per Share Cash Consideration, the “Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each Certificate and Book-Entry Share that immediately prior to the Effective Time represented any of the Shares (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall thereafter represent only the right to receive the Merger Consideration, and the right to receive, pursuant to Section 2.2, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”) and any dividends or other distributions under Section 2.3(g).

(b)    Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are held in the treasury of the Company, and all Shares owned of record by Parent, Merger Sub or any of their respective wholly owned Subsidiaries, will be cancelled and will cease to exist, with no payment being made with respect thereto.

(c)    Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the preceding sentence.

2.2    No Fractional Shares. Notwithstanding anything to the contrary set forth in this Agreement, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of record of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock pursuant to Section 2.1(a) (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder of record) shall instead receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Parent Closing Price. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.

2.3    Payment and Issuance of Merger Consideration; Surrender of Company Certificates.

(a)    Exchange Agent. Prior to the Effective Time, Parent will designate a reputable bank or trust company, reasonably acceptable to the Company, to act as the exchange agent for purposes of effecting the payment and issuance of the Merger Consideration in connection with the Merger (the “Exchange Agent”). At or immediately following the Effective Time (but in any event substantially concurrently with the Closing), Parent or Merger Sub will deposit, or cause to be deposited, with the Exchange Agent (i) the shares of Parent Common Stock in book entry form issuable pursuant to Section 2.1(a) in exchange for shares of Company Common Stock (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Per Share Cash Consideration to which holders of Shares will be entitled at the Effective Time pursuant to this Agreement and the Fractional Share Consideration in accordance with Section 2.2 (collectively, the “Exchange Fund”). The cash portion of the Exchange Fund will be invested by the Exchange Agent as directed by Parent, in its sole discretion, pending payment thereof by the Exchange Agent to the holders of the Shares. Earnings resulting from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares. Any losses resulting from such investments shall not impact Parent’s obligations under this Article 2, and in the event of any such losses, Parent shall take all actions necessary to cause to deposit into the Exchange Fund sufficient shares of Parent Common Stock and/or cash, as needed, to satisfy Parent’s obligations under this Article 2.

(b)    Procedures for Surrender. As promptly as practicable after the Effective Time (and in any event, within three Business Days thereafter), Parent will cause the Exchange Agent to mail to each holder of record of a certificate or certificates that represented Shares (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates (if any) will pass, only upon delivery of such Certificates to the Exchange Agent, and will otherwise be in such form and have such other provisions as Parent or the Exchange Agent may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates will be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates. Any Certificates so surrendered will forthwith be cancelled. The Merger Consideration paid upon the surrender for exchange of Certificates will be deemed to have been paid in full satisfaction of all rights pertaining to Shares formerly represented by such Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it will be a condition precedent of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer, and the Person requesting such payment will have paid any transfer or other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered or will have established to the satisfaction of the Exchange Agent that such Taxes either have been paid or are not payable. Any holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Exchange Agent to pay and deliver as soon as reasonably practicable after the Effective Time (and in any event, within three Business Days thereafter), the Merger Consideration payable for each such Book-Entry Share. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Agreement and the right to receive the Fractional Share Consideration and any dividends or other distributions under Section 2.3(g).

(c)    Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, then (subject to compliance with the exchange procedures of Section 2.3(b)) they will be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; Abandoned Property; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest accrued with respect thereto) not disbursed to holders of Certificates, and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) with respect to the Merger Consideration, including any Fractional Share Consideration and any dividends or other distributions under Section 2.3(g), payable upon due surrender of their Certificates and compliance with the procedures in Section 2.3(b). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates has not complied with the procedures in Section 2.3(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Exchange Agent will be liable to any holder of a Certificate for Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary affidavit of loss and, if required by Parent or the Exchange Agent, the posting by such Person of a bond as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f)    Withholding Rights. Each of Parent, the Company, the Surviving Corporation, the Exchange Agent and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or any other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder or any applicable provisions of state, local or foreign Tax Law; provided, that withholding for Merger Consideration or other payments received in respect of Company RSU Awards, Company Performance Share Awards and 2022 Company Performance Share Awards shall be effected as cash and net share withholding in proportion to the type of consideration payable to the holder thereof. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares or other Person in respect of which such deduction and withholding was made.

(g)    Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

2.4    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and will instead represent the right to receive only the payment provided by Section 262 of the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under Section 262 of the DGCL, then the right of such holder to receive such payment in respect of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration and the right to receive the Fractional Share Consideration and any dividends or other distributions under Section 2.3(g) and shall no longer be Dissenting Shares. The Company will give Parent prompt notice of any demands received by the Company for appraisal of Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and Proceedings with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.5    Treatment of Company Equity Awards; Stock Plans.

(a)    Treatment of Company RSU Awards. Effective as of immediately prior to the Effective Time, each outstanding award of restricted stock units (other than Company Performance Share Awards and 2022 Company Performance Share Awards, but including, for clarity, performance market stock unit awards denominated in Company Common Stock granted pursuant to any Company Equity Award Plan (each, a “Company MSU Award”)) denominated in Company Common Stock granted pursuant to any Company Equity Award Plan (each, a “Company RSU Award”), shall be assumed by Parent and converted into (i) for each share of Company Common Stock underlying the related Company RSU Award as of immediately prior to the Effective Time (treating for this purpose any performance-based vesting condition to which a Company MSU Award is subject as having been achieved based on target performance as of immediately prior to the Effective

Time), the right to receive the Per Share Cash Consideration, which cash will be subject to the same vesting schedule applicable to the related Company RSU Award, and (ii) a Parent restricted stock unit award (a “Parent RSU Award”) denominated in Parent Common Stock in accordance with this Section 2.5(a). Each such Parent RSU Award as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (including “double trigger” vesting) as applied to the Company RSU Award immediately prior to the Effective Time (and shall take into account any changes thereto provided for in the applicable Company Equity Award Plan or in any applicable award agreement by reason of this Agreement or the transactions contemplated hereby). As of the Effective Time, each such Parent RSU Award as so assumed and converted shall represent the right to receive upon vesting that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock underlying the related Company RSU Award as of immediately prior to the Effective Time and after taking into account the achievement of any performance-based vesting condition (treating for this purpose any performance-based vesting condition to which a Company MSU Award is subject as having been achieved based on target performance) multiplied by (ii) the Merger Exchange Ratio.

(b)    Treatment of Company Performance Share Awards. Effective as of immediately prior to the Effective Time, each outstanding performance share award denominated in Company Common Stock granted pursuant to the Company Equity Award Plans (other than, for clarity, Company MSU Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.5(a), or 2022 Company Performance Share Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.5(c)) (each, a “Company Performance Share Award”) shall entitle the holder thereof to receive, immediately prior to the Effective Time and subject to the occurrence of the Closing, the number of Shares that are earned thereunder based on target performance as of immediately prior to the Effective Time, multiplied by a fraction, the numerator of which is equal to the number of whole months (counting each month as ending on the first day of a calendar month) elapsed from the first day of the applicable performance period until the Closing Date and the denominator of which is the number of total months in such performance period. Any Shares so delivered in respect of Company Performance Share Awards shall be deemed to be issued and outstanding as of immediately prior to the Effective Time and treated in accordance with Section 2.1(a).

(c)    Treatment of 2022 Company Performance Share Awards. Effective as of immediately prior to the Effective Time, each outstanding performance share award denominated in Company Common Stock granted in fiscal year 2022 pursuant to any Company Equity Award Plan (other than, for clarity, Company MSU Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.5(a), or Company Performance Share Awards, the treatment of which in connection with the Merger shall be as provided in Section 2.5(b)) (each, a “2022 Company Performance Share Award”), shall be assumed by Parent and converted into (i) for each share of Company Common Stock underlying the related 2022 Company Performance Share Award as of immediately prior to the Effective Time (treating for this purpose any performance-based vesting condition to which a 2022 Company Performance Share Award is subject as having been achieved based on target performance as of immediately prior to the Effective Time), the right to receive the Per Share Cash Consideration, which cash will be subject to the same vesting schedule applicable to the related 2022 Company Performance Share Award, and (ii) a Parent RSU Award denominated in Parent Common Stock in accordance with this Section 2.5(c). Each such Parent RSU Award as so assumed and converted shall be a service-vesting award and shall continue to have, and shall be subject to, the same terms and conditions (including “double trigger” vesting) as applied to the 2022 Company Performance Share Award immediately prior to the Effective Time (and shall take into account any changes thereto provided for in the applicable Company Equity Award Plan or in any applicable award agreement by reason of this Agreement or the transactions contemplated hereby). As of the Effective Time, each such Parent RSU Award shall represent the right to receive upon vesting that number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock underlying the related 2022 Company Performance Share Award as of immediately prior to the Effective Time and after taking into account the achievement of any performance-based vesting condition (treating for this purpose any performance-based vesting condition to which a 2022 Company Performance Share Award is subject as having been achieved based on target performance as of immediately prior to the Effective Time) multiplied by (ii) the Merger Exchange Ratio.

(d)    Termination of Company Equity Award Plans. After the Effective Time, all Company Equity Award Plans will be terminated, and no further Company RSU Awards, Company Performance Share Awards, 2022 Company Performance Share Awards or other rights with respect to Shares will be granted thereunder.

(e)    Corporate Actions. At or prior to the Effective Time, the Company, Parent, the Company Board (or a duly authorized committee thereof) and the Parent Board (or a duly authorized committee thereof), as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 2.5. The Company shall take all actions necessary to ensure that from and after the Effective Time, except as expressly contemplated by this Agreement, neither Parent nor the Surviving Corporation will be required to deliver to any Person any Shares or other Equity Interests of the Company, the Surviving Corporation or any other Person pursuant to or in settlement of Company RSU Awards, Company Performance Share Awards, 2022 Company Performance Share Awards or other rights with respect to Shares.

(f)    Filing of Form S-8. On the Closing Date, Parent shall file an effective registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock issuable with respect to Parent RSU Awards assumed by Parent pursuant to this Section 2.5 that are held by employees (within the meaning of Form S-8) of Parent or its Subsidiaries as of the Closing Date and Parent shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Parent RSU Awards that are held by employees (within the meaning of Form S-8) of Parent or its Subsidiaries as of the Closing Date and are assumed and converted in accordance with this Section 2.5 remain outstanding.

2.6    Treatment of Company Warrants. Prior to the Effective Time, the Parent Board will adopt resolutions and take all other actions necessary and appropriate, including an assignment and assumption agreement in accordance with the applicable warrant agreement, to provide that, immediately prior to the Effective Time, (i) the Company Warrants shall be assumed by Parent and shall be converted into warrants exercisable for the Merger Consideration (the “Parent Assumed Warrants”) and (ii) Parent shall assume the due and punctual performance and observance of each and every covenant, agreement and condition of the Company Warrant Agreements, such that the Parent Assumed Warrants as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Warrants immediately prior to the Effective Time.

2.7    Certain Adjustments. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock or Parent Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration, the Merger Exchange Ratio and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Company Common Stock and Parent Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents that are publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Company SEC Documents under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature; provided, however, that for purposes of this clause (i), nothing disclosed in such Company SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.9, Section 3.28, Section 3.29, Section 3.30 and Section 3.32) or (ii) the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (with each exception set forth in the Company Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1    Organization and Qualification; Subsidiaries.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    The Company has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its Business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its Business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

(c)    The Company has made available to Parent and Merger Sub accurate and complete copies of the Amended and Restated Certificate of Incorporation of the Company (as amended, the “Company Charter”) and Amended and Restated Bylaws of the Company (as amended, the “Company Bylaws”) as in effect on the date of this Agreement. The Company is not in violation of the Company Charter.

(d)    Section 3.1(d) of the Company Disclosure Schedule sets forth each Subsidiary of the Company. Each such Subsidiary is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each such Subsidiary has all requisite corporate power and corporate authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each such Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect.

3.2    Capitalization.

(a)    As of the close of business on February 4, 2022, the authorized capital stock of the Company consists of (i) 240,000,000 shares of Company Common Stock, of which there were 108,600,736 shares issued and outstanding, (ii) 50,000,000 shares of Non-Voting Common Stock, par value $0.0001 per share (the “Company Non-Voting Common Stock”), of which there were no shares issued and outstanding, and (iii) 10,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Company Preferred Stock”), of which no shares were issued and outstanding. As of the date of this Agreement, there were 1,861,655 shares of Company Common Stock held by the Company in its treasury. All of the outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. There are no Restricted Shares outstanding.

(b)    As of the close of business on February 4, 2022, the Company has no shares of Company Common Stock, Company Non-Voting Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (i) 699,790 shares of Company Common Stock reserved for issuance pursuant to outstanding Company RSU Awards (other than Company MSU Awards), (ii) 343,697 shares of Company

Common Stock reserved for issuance pursuant to outstanding Company Performance Share Awards (including 2022 Company Performance Share Awards) (assuming target payment with respect to any performance conditions), (iii) 107,412 shares of Company Common Stock reserved for issuance pursuant to outstanding Company MSU Awards (assuming target payment with respect to any performance conditions), (iv) 12,399,747 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Convertible Notes and (v) 739,089 shares of Company Common Stock reserved for issuance pursuant to outstanding Company Warrants. Section 3.2(b) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (x) the aggregate number of shares of Company Common Stock subject to each Company Warrant and (y) the aggregate number of shares of Company Common Stock subject to outstanding Company RSU Awards, Company Performance Share Awards (including 2022 Company Performance Share Awards) (assuming any performance-based vesting conditions to which outstanding Company Performance Share Awards (including 2022 Company Performance Share Awards) are subject have been attained at “target” levels) and Company MSU Awards (assuming target payment with respect to any performance conditions), in each case, along with the applicable grant dates, remaining vesting schedules (if applicable), exercise prices and exercise periods (if applicable), expiration dates (if applicable) and the Company Equity Award Plan pursuant to which such Company Warrant, Company RSU Awards, Company Performance Share Awards and 2022 Company Performance Share Awards were granted (if applicable).

(c)    Except as described in Section 3.2(b), there are no options, warrants, calls, conversion rights, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating the Company to issue, acquire or sell any Shares or other Equity Interests of the Company or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)    There are no outstanding contractual obligations of the Company (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any Shares or other Equity Interests in the Company.

(e)    The Company or another member of the Company Group owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects.

3.3    Authority.

(a)    Assuming the accuracy of the representation in the second sentence of Section 4.28, the Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Company Stockholder Approval. Assuming the accuracy of the representation in the second sentence of Section 4.28 hereof, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of the State of Delaware. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (together, (i) and (ii), the “Enforceability Exceptions”).

(b)    At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board adopted resolutions by which the Company Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in accordance with the requirements of the DGCL, and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of the Company vote their Shares in favor of adopting this Agreement, and, as of the date hereof, none of the aforesaid resolutions has been amended, rescinded or modified.

3.4    No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws; (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 3.5 have been obtained, all applications, filings, notifications, reports, registrations, and submissions described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Subsidiary of the Company or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company Group pursuant to, any Company Material Contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to (x) be material to the Company Group or (y) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

3.5    Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the U.S. Federal Aviation Administration (the “FAA”), the U.S. Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”) and the U.S. Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”), (d) compliance with the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the United States Securities and Exchange Commission (the “SEC”) as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of the NYSE and NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have a Company Material Adverse Effect.

3.6    Permits; Compliance With Law.

(a)    Each member of the Company Group holds all authorizations, permits, certificates, exemptions, waivers, approvals, orders, consents, franchises, variances, deviations, registrations, licenses and clearances of any Governmental Entity applicable to such member of the Company Group and necessary for it to own, lease and operate its assets and properties and to operate the Business as currently conducted (the “Company Permits”), except where the failure to hold any Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Each member of the Company Group is, and since January 1, 2020 has been, operating in compliance with the terms of such Company Permits, except where the failure to be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect.

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is not in conflict with, default under or violation of, and is not being investigated for, or charged by any Governmental Entity with a violation of, any Law, operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and policies of the FAA, the DOT, the DHS, the FCC, the TSA and any other Governmental Entity applicable to the Company or by which any property or asset of the Company is or was bound, (ii) there is no pending, or to the knowledge of the Company, threatened investigation or review by any Governmental Entity with respect to the Company that challenges or questions the validity of any rights of the holder under the Company Permits or that alleges the existence of any violation of any Company Permit, (iii) since January 1, 2020, the Company has timely filed all submissions, reports, registrations, schedules, forms, notices, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the FCC, the DHS and the TSA, and in each case have paid all fees and assessments due and payable in connection therewith, and (iv) neither the DOT nor the FAA nor any other Governmental Entity has taken any action or, to the knowledge of the Company, threatened to take any action to amend, modify, suspend, revoke, terminate, cancel, withdraw, or otherwise materially affect any Company Permit. The Company has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(c)    Since January 1, 2020, no member of the Company Group nor, to the knowledge of the Company, any of their respective directors, officers, employees, partners or Affiliates (i) has directly or indirectly, offered, promised to pay, paid or accepted any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering, or (ii) is aware of any action taken that has had the result or would result in a violation by any such person of the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering. Except as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2020, no member of the Company Group nor any of their respective directors, officers or employees has directly or indirectly made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or pay for special concessions already obtained or (iv) in connection with any regulatory review of the Business.

3.7    SEC Filings; Financial Statements.

(a)    Since January 1, 2020, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder. All of the audited financial statements and unaudited interim financial statements of the Company included in or incorporated by reference into the Company SEC Documents, including the related notes and schedules (collectively, the “Company Financial Statements”), (A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (B) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (C) fairly present in all material respects the financial position and the results of operations, cash flows and changes in stockholders’ equity of the Company as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments). Since January 1, 2021, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b)    No member of the Company Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Company Group in the Company’s published financial statements or other Company SEC Documents.

(c)    Without limiting the generality of Section 3.7(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2020, neither the Company Group nor, to the knowledge of the Company, any Company Representative has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company Group or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that a member of Company Group has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(d)    As of the date of this Agreement, there are no unresolved comments (as such term is used under Item 1B of Form 10-K) received from the SEC staff relating to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing SEC review or investigation. The Company has made available, to the extent not available on EDGAR, to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company Group, on the other hand, occurring since January 1, 2020.

3.8    Internal Controls. The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances

(a) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (b) that receipts and expenditures of the Company are being made only in accordance with authorizations of management and the directors of the Company and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9    State Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representation in the second sentence of Section 4.28 hereof, the Company has taken all necessary action so that the restrictions on business combinations in Section 203 of the DGCL do not apply to this Agreement or any of the transactions contemplated hereby. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound. The Rights Agreement, dated as of March 30, 2020, between the Company and Equiniti Trust Company, expired by its terms on March 29, 2021 and is no longer in effect.

3.10    No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Company Financial Statements prior to the date of this Agreement or (b) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company included in the Company Financial Statements, the Company Group has no liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a type required to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, other than those that would not reasonably be expected to have a Company Material Adverse Effect.

3.11    Absence of Certain Changes or Events.

(a)    Since January 1, 2021 until the date of this Agreement, the Company Group has conducted its businesses in all material respects in the ordinary course of business.

(b)    Since January 1, 2021, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which would have a Company Material Adverse Effect.

(c)    Since January 1, 2021 until the date of this Agreement, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in Sections 5.1(a), 5.1(c), 5.1(d), 5.1(g), 5.1(i), 5.1(k), 5.1(l), 5.1(u), 5.1(v) or 5.1(w) (or 5.1(z) with respect to any of the foregoing).

3.12    Employee Benefit Plans.

(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Benefit Plan as of the date of this Agreement. With respect to each Company Benefit Plan, the

Company has provided to Parent complete and accurate copies of (i) each such Company Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Company, threatened audits or investigations) with respect to each Company Benefit Plan, in each case, made within three years prior to the date of this Agreement.

(b)    Except as would not reasonably be expected to result in material liability to the Company Group, each Company Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws.

(c)    There are no, and the Company Group does not have any material liability in respect of, Foreign Benefit Plans.

(d)    Except as would not reasonably be expected to result in material liability to the Company Group, (i) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of the Company, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption and (ii) no member of the Company Group nor any Company Benefit Plan or, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Company Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on a member of the Company Group.

(e)    No Company Benefit Plan is, and no member of the Company Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has within the six years ending on the date hereof sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f)    None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of any transaction contemplated by this Agreement, nor the Company’s compliance with any of the provisions of this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time), will result in any “parachute payment” under Section 280G of the Code in respect of Service Providers.

(g)    No member of the Company Group has any material liability in respect of, or material obligation to provide, post-employment health, medical, disability, life insurance benefits or other welfare benefits for former or current employees, officers, consultants, independent contractors or directors (the “Service Providers”) (or the spouses, dependent or beneficiaries of any Service Providers) of the Company and its Subsidiaries, whether under a Company Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

(h)    Except as contemplated by the express terms of this Agreement, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Service Provider to any material compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Company Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits, (iv) otherwise give rise to any material liability under any Company Benefit Plan or (v) limit or restrict the right of the Company or, after the consummation of the transactions contemplated by this Agreement, Parent, to merge, amend or terminate any of the Company Benefit Plans.

(i)    No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(j)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by a member of the Company Group has been documented and operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

3.13    Labor and Other Employment Matters.

(a)    Except as would not reasonably be expected to result in material liability to the Company Group, (i) each member of the Company Group is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened against any member of the Company Group before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which the Company has employed or currently employs any Service Provider. Except as would not reasonably be expected to result in material liability to the Company Group, each Service Provider has been properly classified by the Company Group as exempt or non-exempt and as an employee or non-employee.

(b)    The Company has made available to Parent true and complete copies of all collective bargaining agreements and other labor union Contracts (including all amendments thereto) to which it is a party that are applicable to any employees of any member of the Company Group (the “Company CBAs”) in effect as of the date of this Agreement with respect to their employment with a member of the Company Group. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated thereby.

(c)    Except as would not reasonably be expected to result in material liability to the Company Group, as of the date of this Agreement:

i.    no grievances, arbitrations or legal or administrative Proceedings which allege the violation of any Company CBA are pending;

ii.    there are no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of the Company, threatened, against any member of the Company Group;

iii.    to the knowledge of the Company, no labor union, labor organization or works council has made a pending demand for recognition or certification to any member of the Company Group, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed with any labor relations tribunal or authority; and

iv.    there is no unfair labor practice charge against any member of the Company Group pending before the National Mediation Board or any comparable labor relations authority and there is no pending or, to the knowledge of the Company, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

3.14    Contracts.

(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract to which a member of the Company Group is a party to or bound by which falls within any of the following categories:

i.    any Contract (other than Company CBAs) that limits or restricts in any material respect the Company Group from competing or engaging in any line of business or in any geographic area in any material respect, except for any such Contract that may be cancelled without penalty by the Company Group upon notice of 120 days or less;

ii.    any joint venture, partnership, business alliance, code sharing, frequent flyer or interline Contract which involves revenue to the Company Group in excess of $5,000,000 per year;

iii.    any maintenance Contract for repair and overhaul that would be expected to result in the Company Group incurring costs in excess of $5,000,000 per year;

iv.    any Contract relating to indebtedness for borrowed money or any guarantee by the Company Group of any such indebtedness of any other person, in each case in excess of $5,000,000 individually, other than any Company Aircraft Finance Contract;

v.    any material credit card-related Contract (a “Credit Card Contract”), including material (i) credit card processing or card services agreements, merchant services agreements and on-line payment services agreements, (ii) agreements with credit card or debit card issuers or card associations governing co-branded credit or debit cards and (iii) agreements governing participation in credit card related awards programs;

vi.    any other Contract (other than (x) purchase or sale orders in the ordinary course of business not involving the purchase or lease of aircraft, aircraft engines or simulators, (y) Contracts that are terminable or cancelable by the Company Group without penalty on 120 days’ notice or less or (z) Contracts for the purchase or lease of aircraft, aircraft engines or simulators identified in Section 3.24(d) or Section 3.24(e) of the Company Disclosure Schedule), which requires or involves payments by the Company Group in excess of $5,000,000 per annum;

vii.    any Contract related to any Company Slot;

viii.    any Contract pursuant to which a license (including via a covenant not to sue) with respect to Intellectual Property Rights that are material to the Business is granted (x) by the Company Group to any Person or (y) by any Person to the Company Group (including, in each case, any such Contracts involving branding, trademark licensing, advertising or promotions, but excluding, in each case, non-disclosure agreements, consulting services agreements (other than for the development of Intellectual Property Rights that are material to the Business) and standard, off-the-shelf software licenses made available on standard, non-negotiable terms, in each case entered into in the ordinary course of business);

ix.    any Contract relating to any material obligations arising under any equity, interest rate, currency or commodity derivatives or hedging transaction, other than any Company Aircraft Finance Contract; and

x.    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is required to be filed by the Company Group pursuant to Item 601(b)(10) of Regulation S-K.

Each Contract, including all amendments, modifications and supplements thereto, of the type described in this Section 3.14(a), together with each Company Aircraft Purchase Contract and each Company Aircraft Finance Contract, is referred to herein as a “Company Material Contract.” Accurate and complete copies of each Company Material Contract have been made available by the Company Group to Parent (except as otherwise indicated in the Company Disclosure Schedule), in each case prior to the date of this Agreement.

(b)    Except for any Company Material Contract that has terminated or expired in accordance with its terms and except as would not reasonably be expected to be material to the Company Group, each Company Material Contract is a valid and binding obligation of the applicable member of the Company Group and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which are not reasonably expected to be material to the Company Group, the Company Group has performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract. Except as would not reasonably be expected to be material to the Company Group, the Company Group has not received written notice of any violation or default under any Company Material Contract.

3.15    Litigation.

(a)    As of the date of this Agreement, there is no civil, criminal or administrative suit, claim, action, hearing, arbitration, investigation or other proceeding (a “Proceeding”) pending or, to the knowledge of the Company, threatened against any member the Company Group, any property or assets of the Company Group, or any of their respective officers, directors or employees in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $3,000,000 or (ii) seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to be material to the Company Group.

(b)    As of the date of this Agreement, no member of the Company is subject to any outstanding order, writ, injunction, judgment, award, decree, ruling, determination, stipulation, subpoena, or verdict entered, issued, made or rendered by any arbitrator or any Governmental Entity (each, an “Order”) that would reasonably be expected to have a Company Material Adverse Effect.

3.16    Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a)    Each member of the Company Group is, and since January 1, 2020 has been, in compliance with all applicable Environmental Laws, and the Company Group has obtained, or has made timely and complete application for renewal of, and is in compliance with, all Environmental Permits necessary for the conduct and operation of the Business;

(b)    there are not now, and since January 1, 2020 there have not been, any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Company Group, except in compliance with, and as would not result in liability under, any applicable Environmental Laws;

(c)    since January 1, 2020, no member of the Company Group has received any notice of alleged liability for, or any Proceeding, Order or inquiry regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law; and

(d)    the Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments, and other material environmental information prepared since January 1, 2020 in its possession relating to the Company Group and its current or former properties or operations.

3.17    Intellectual Property; IT Assets.

(a)    Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) none of the Intellectual Property Rights owned or purported to be owned by the Company Group (the “Company Owned Intellectual Property”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable (ii) the Company Group exclusively owns the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and (iii) has valid and enforceable rights to use all Intellectual Property Rights owned by a third party that are licensed to, or allowed by such third party for use by, the Company Group (collectively referred to herein as the “Company Licensed Intellectual Property”).

(b)    Except as would not reasonably be expected to have a Company Material Adverse Effect:

i.    no Proceedings are pending or, to the knowledge of the Company, threatened against any member of the Company Group that challenge the Company Group’s ownership of Company Owned Intellectual Property or rights under any Company Licensed Intellectual Property;

ii.    no member of the Company Group has received any written notice alleging the invalidity or unenforceability of any Company Owned Intellectual Property; and

iii.    no Person has notified the Company Group that it is claiming any ownership of or right to use any Company Owned Intellectual Property.

(c)    Except as would not reasonably be expected to have a Company Material Adverse Effect, the conduct of the Business as currently conducted by the Company Group does not infringe, misappropriate or otherwise violate, and as conducted since January 1, 2020 has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third party, and there are no Proceedings pending or, to the knowledge of the Company, threatened against any member of the Company Group alleging any of the foregoing.

(d)    (i) Except as would not reasonably be expected to have a Company Material Adverse Effect, each member of the Company Group has taken reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential information, in each case, included in the Company Owned Intellectual Property and (ii) to the knowledge of the Company, since January 1, 2020, no Person has infringed, misappropriated or otherwise violated any Company Owned Intellectual Property.

(e)    Section 3.17(e) of the Company Disclosure Schedule is a list of all material Company Registered IP owned by the Company Group. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company Registered IP is valid, subsisting and enforceable and there are no Proceedings pending or, to the knowledge of the Company, threatened challenging any of the foregoing. Section 3.17(e) of the Company Disclosure Schedule also sets out a list of all material unregistered Trademarks used, owned, or purported to be owned by a member of the Company Group.

(f)    To the knowledge of the Company, no Company IT Assets contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially compromising the security, confidentiality, integrity or availability of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each member of the Company Group has taken commercially reasonable steps (and that meet or exceed industry standard) to prevent the introduction of Malicious Code into Company IT Assets, including steps to monitor, detect, prevent, mitigate, and remediate Malicious Code.

(g)    The Company Group has in effect commercially reasonable disaster recovery plans, procedures, and facilities for its business that meet or exceed industry standard. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company IT Assets operate and perform in a manner that permits the Company Group to conduct the Business in the ordinary course, and (ii) to the knowledge of the Company, there have been no unauthorized intrusions, compromises, data leakage incidents, disclosures of data or breaches of security (together, “security events”) with respect to the Company IT Assets. Each member of the Company Group has taken commercially reasonable steps (that meet or exceed industry standard) to monitor, detect, prevent, mitigate, and remediate security events.

3.18    Data Privacy and Security

(a)    Each member of the Company Group complies and at all times has complied with (i) the written privacy policies of the Company, (ii) written contractual obligations governing the treatment of Personal Information by the Company, and (iii) Privacy Laws (collectively, the “Company Data Privacy Requirements”). Each member of the Company Group has at all times presented a privacy policy to individuals prior to the collection of any Personal Information to the extent required by Company Data Privacy Requirements, and all privacy policies are and have at all times been accurate, consistent and complete, and not misleading or deceptive (including by omission), in each case, in all material respects.

(b)    The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement do not and will not: (i) conflict with or result in a violation or breach of any Company Data Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; or (iii) prohibit the transfer of Personal Information to Parent except, for any such conflicts, violations, consents, prohibitions, or other occurrences which would not reasonably be expected to (x) be material to the Company Group or (y) prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. To the extent that any Personal Information transferred as part of the transactions contemplated by this Agreement satisfies the definition of “personal information” as defined by the California Consumer Privacy Act (“CCPA”), for the avoidance of doubt, all such Personal Information is an asset that will be transferred as part of the transactions contemplated by this Agreement, as contemplated by section 1798.140(t)(2)(D) of the CCPA.

(c)    There has been no accidental, unlawful, or unauthorized Processing of Personal Information in the possession or control of the Company Group (“Company PII Security Incident”), except as would not reasonably be expected to have a Company Material Adverse Effect. Each member of the Company Group has taken commercially reasonable steps and implemented and maintained commercially reasonable policies and procedures (that meet or exceed industry standard) to (i) monitor, detect, prevent, mitigate, and remediate Company PII Security Incidents, (ii) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control, and (iii) monitor adequate and effective administrative, technical, physical, and organizational safeguards to protect such Personal Information and its software, systems, applications, and websites involved in the Processing of Personal Information.

(d)    No member of the Company Group has been the subject of any inquiry, investigation, or enforcement action of any Governmental Entity with respect to compliance with any Privacy Law, or received any claims, notices, or complaints alleging or investigating a security event, Company PII Security Incident, or violation of any Company Data Privacy Requirement.

(e)    Since January 1, 2020, (i) the processing, storage, retention, use, transmission and disclosure of credit card information by the Company Group has been in compliance with all applicable requirements contained in the Payment Card Industry Data Security Standards (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) and (ii) to the knowledge of the Company, there has been no security event involving unauthorized access, use, or disclosure of any “cardholder data”, except, in each case of clauses (i) and (ii), as would not reasonably be expected to have a Company Material Adverse Effect.

3.19    Tax Matters.

(a)    Each member of the Company Group has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Company Group, and all such Tax Returns are true, complete and accurate in all material respects. Except as would not reasonably be expected to be material to the Company Group, no claim has been made in the past six years in writing by a Governmental Entity in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to Taxes in such jurisdiction.

(b)    All material amounts of Taxes of the Company Group due and payable (whether or not shown on any Tax Return) have been timely paid.

(c)    No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any member of the Company Group by any Governmental Entity except for deficiencies that have since been resolved. No member of the Company Group (i) is the subject of any currently pending or ongoing Tax audit or other administrative or judicial Proceeding with respect to Taxes or (ii) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.

(d)    No member of the Company Group is a party to, and has no material obligation or liability under, any agreement or arrangement for the sharing, reimbursement, indemnification or allocation of Taxes, including any tax receivable agreement or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(e)    No member of the Company Group is, or has been, a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return. No member of the Company Group has any material liability for the Taxes of any Person (other than Taxes of the Company Group) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by Contract or otherwise (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(f)    No member of the Company Group will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or closing agreement with any Governmental Entity filed or made on or prior to the date of this Agreement, (ii) any prepaid amount received or deferred revenue accrued on or prior to the date of this Agreement, or (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement.

(g)    Except as would not reasonably be expected to be material to the Company Group, each member of the Company Group has withheld and, to the extent required by Law, paid to the appropriate Governmental

Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)    No member of the Company Group nor any predecessor of any member of the Company Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two years.

(i)    No member of the Company Group has entered into any “listed transaction” or any “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)    No member of the Company Group has been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(k)    There are no Liens with respect to any material Taxes on any of the assets of the Company Group other than Permitted Liens.

(l)    Provided that the Control Requirement is satisfied as of the Closing Date: (i) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.20    Insurance. The Company Group maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Company Group and which comply in all material respects with the requirements of Law and Contracts to which the Company Group is a party (including any lease for personal or real property). The Company has made available to Parent an accurate and complete list of all material insurance policies and all material self-insurance programs and arrangements relating to the Business, assets and operations of the Company Group (the “Company Insurance Policies”). Each of the Company Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Company Group is in compliance in all material respects with the terms and conditions of such Company Insurance Policies. Since January 1, 2020, the Company Group has not received any written notice regarding any invalidation or cancellation of any Company Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

3.21    Properties and Assets. Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Company Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the latest balance sheet included in the Company SEC Documents prior to the date hereof as being owned by the Company Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (b) the tangible personal property owned by the Company Group is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

3.22    Real Property.

(a)    Section 3.22(a) of the Company Disclosure Schedule sets forth (i) an accurate and complete list of all real property leased or subleased by the Company Group that require fixed payments by the Company Group in excess of $1,000,000 per annum, excluding any airport where the Company Group leases five or fewer airport gates (collectively, the “Company Leased Real Property”), (ii) the address for each Company Leased Real

Property and (iii) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof. The Company Group has a valid and subsisting leasehold interest in all Company Leased Real Property leased by it, in each case free and clear of all Liens, other than Permitted Liens.

(b)    No member of the Company Group owns any real property or is a party to any Contract or otherwise has any obligation to acquire any real property.

(c)    The Company Group has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of the Company, there are no such Proceedings threatened, affecting any portion of the Company Leased Real Property.

3.23    Related Party Transactions. As of the date of this Agreement, no member of the Company Group is a participant in a “transaction” with any “related person” that would be required to be disclosed by the Company under Item 404 of Regulation S-K (a “Company Related Party Transaction”). For purposes of this Section 3.23 and Section 4.23, the terms “related person” and “transaction” have the meanings given to such terms in Item 404 of Regulation S-K.

3.24    Aircraft.

(a)    Section 3.24(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) all aircraft operated under the operating certificate of any member of the Company Group and (ii) all aircraft owned or leased by any member of the Company Group, (collectively, the “Company Aircraft”), including, for each Company Aircraft, a description of the type, manufacturer’s model name, manufacturer’s serial number, FAA registration number, the delivery date, the manufacture date or age, and whether it is owned or leased and by which member of the Company Group.

(b)    As of the date of this Agreement, all Company Aircraft are properly registered on the FAA aircraft registry, in airworthy condition (except for any Company Aircraft undergoing maintenance or in storage), and have validly issued and current FAA certificates of airworthiness that are in full force and effect (except for the period of time any Company Aircraft may be out of service and such certificate is suspended in connection therewith).

(c)    As of the date of this Agreement, all Company Aircraft are being maintained in all material respects according to applicable Laws, applicable FAA regulatory standards and FAA-approved maintenance programs of the Company Group. The Company Group has implemented maintenance schedules with respect to Company Aircraft and engines that, if complied with, result in the satisfaction of all requirements under all applicable airworthiness directives of the FAA and Federal Aviation Regulations required to be complied with and which are in accordance with the FAA-approved maintenance program of the Company Group, and the Company Group, as of the date of this Agreement, is in compliance with such maintenance schedules in all material respects (except with respect to Company Aircraft in storage as identified on Section 3.24(c) of the Company Disclosure Schedule), and the Company Group, as of the date of this Agreement, has no reason to believe that the Company Group will not satisfy in any material respect any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to Company Aircraft in storage). As of the date of this Agreement, each Company Aircraft’s structure, systems and components are functioning in all material respects in accordance with their intended use, except for Company Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Company Group’s maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Company Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with the Company Group’s maintenance programs.

(d)    Section 3.24(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts (other than Contracts that may be terminated or cancelled by any member of the Company Group without incurring any material penalty) pursuant to which any member of the Company Group has a binding obligation following the date hereof to purchase or lease aircraft, engines or simulators where the reasonably expected expenditures under any such Contract exceed $5,000,000 per annum (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Purchase Contract”), including the manufacturer and model of all aircraft, engines or simulators subject to each Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft, engines or simulators subject to such Contract.

(e)    Section 3.24(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts pursuant to which any member of the Company Group has financed, or has commitments to finance, Company Aircraft (including leases, mortgages and deferred or conditional sales agreements) involving amounts in excess of $5,000,000 (together with all amendments, modifications and supplements thereto, each, a “Company Aircraft Finance Contract”).

(f)    As of the date of this Agreement, the Company has made available to Parent copies of all Company Aircraft Purchase Contracts and Company Aircraft Finance Contracts (except as otherwise indicated in the Company Disclosure Schedule).

(g)    As of the date of this Agreement, no member of the Company Group is a party to any interchange or pooling agreements with respect to the Company Aircraft, other than pooling agreements in the ordinary course of business.

3.25    Company Slots and Operating Authorizations.

(a)    Section 3.25(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all takeoff and landing slots, slot exemptions, and operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights used or held by any member of the Company Group (the “Company Slots”) at any domestic or international airport and such list indicates (i) any Company Slots that have been permanently allocated to the Company Group from another air carrier and (ii) any Contracts concerning specific Company Slots.

(b)    Since January 1, 2020, the Company Group has complied in all material respects and is in compliance in all material respects with all regulations issued under the Federal Aviation Act and any other Laws (including any waivers or exemptions therefrom) promulgated in the United States or in any country in which the Company Group operates by either a civil aviation authority, airport authority or slot coordinator with respect to the Company Slots. The Company has not (a) received any written notice of any proposed withdrawal of any Company Slot by the FAA, any other Governmental Entity or any slot coordinator, or (b) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Company Slots (except, in each case, for seasonal swaps and temporary returns to the FAA). The Company Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. To the extent covered by 14 C.F.R. Section 93.227 or any Order, notice, or requirement of the FAA, any other Governmental Entity or any slot coordinator, the Company Group has used the Company Slots (or the Company Slots have been used by other operators) either at least 80% of the maximum amount that each Company Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such Order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Company Slots from termination or withdrawal under regulations or waivers established by the FAA, any other Governmental Entity, or any slot coordinator. All material reports required by the FAA, any other Governmental Entity or any slot coordinator relating to the Company Slots have been filed in a timely manner.

3.26    Company Airports. As of the date of this Agreement, no airport authority at any airport at which the Company Group operates more than five departures per day (each such airport, a “Company Airport”) has taken any action, nor, to the knowledge of the Company, is any such action threatened, that would reasonably be expected to materially interfere with the ability of any member of the Company Group to conduct its respective operations at any Company Airport in substantially the manner as currently conducted.

3.27    U.S. Citizen; Air Carrier. Each member of the Company Group is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and the Company is fully authorized and qualified to operate as an “air carrier” within the meaning of such Act operating under certificates and exemptions issued pursuant to such Act (49 U.S.C. §§ 40102(a)(2), 40109, and 41101-41112).

3.28    Opinion of Financial Advisor. The Company Board has received (i) the opinion (the “Barclays Fairness Opinion”) of Barclays Bank PLC (“Barclays”) and (ii) the opinion (the “Morgan Stanley Fairness Opinion”) of Morgan Stanley & Co. LLC (“Morgan Stanley”), in each case to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, and neither the Barclays Fairness Opinion nor the Morgan Stanley Fairness Opinion has been withdrawn, revoked or modified as of the date of this Agreement. Promptly following the date of this Agreement, the Company will make available to Parent, solely for informational purposes and for purposes of inclusion in the Registration Statement, Information Statement and Proxy Statement/Prospectus, a written copy of each of the Barclays Fairness Opinion and the Morgan Stanley Fairness Opinion.

3.29    Required Vote. Assuming the accuracy of the representation in the second sentence of Section 4.28 hereof, the affirmative vote or written consent of the holders of Shares representing a majority of the voting power of the outstanding shares of the Company Common Stock entitled to vote thereon (the “Company Required Vote”) is the only vote required of the holders of any class of capital stock of the Company to adopt this Agreement (the “Company Stockholder Approval”).

3.30    Brokers. Except for the Company’s obligations to Barclays and Morgan Stanley, no member of the Company Group nor any stockholder, director, officer, employee or affiliate of any member of the Company Group, has incurred or will incur on behalf of the Company Group, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger. On or prior to the date of this Agreement, the Company has made available to Parent a copy of the engagement letters or other agreements, in each case, as amended or modified, between the Company and Barclays and the Company and Morgan Stanley.

3.31    Information Supplied. The information supplied by the Company Group in writing for inclusion in the Registration Statement, Information Statement and the Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting, and (c) in the case of the Information Statement, as of the date the Information Statement is first mailed to the stockholders of Parent, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, no member of the Company Group makes any representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by Parent or Merger Sub for inclusion therein.

3.32    Ownership of Parent Common Stock. No member of the Company Group owns (beneficially or otherwise) any shares of Parent Common Stock or other Equity Interests in Parent or any options, warrants or other rights to acquire Parent Common Stock or other Equity Interests in Parent (or any other economic interest through derivative securities or otherwise in the Company). No member of the Company Group, nor any of their respective “affiliates” and “associates,” is an “interested stockholder” of Parent, as defined in Section 203 of the DGCL.

3.33    Company Treasury Restrictions. Each member of the Company Group is, and since April 20, 2020 has been, in compliance with the Company Treasury Restrictions in all material respects.

3.34    Company Convertible Notes. As of the close of business on the date of this Agreement, the “Conversion Rate” of the 2025 Convertible Notes, as defined in the 2025 Convertible Notes Indenture, is 78.4314 shares of Company Common Stock per $1,000 principal amount of 2025 Convertible Notes. As of the date of this Agreement, the aggregate outstanding principal amount of the 2025 Convertible Notes is $28,180,000. As of the close of business on the date of this Agreement, the “Conversion Rate” of the 2026 Convertible Notes, as defined in the 2026 Convertible Notes Indenture, is 20.3791 shares of Company Common Stock per $1,000 principal amount of 2026 Convertible Notes. As of the date of this Agreement, the aggregate outstanding principal amount of the 2026 Convertible Notes is $500,000,000.

3.35    No Other Representations or Warranties. Except for the representations and warranties contained in Article 4, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of Parent or Merger Sub or with respect to any other information provided or made available to the Company by or on behalf of Parent or Merger Sub in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to the Company or its Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (i) the Parent SEC Documents that are publicly available on EDGAR prior to the date of this Agreement (but (A) without giving effect to any amendment thereof filed with or submitted to the SEC on or after the date of this Agreement and (B) excluding any disclosure contained in such Parent SEC Documents under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” or sections of such reports and other disclosures that are similarly predictive, cautionary or forward-looking in nature; provided, however, that for purposes of this clause (i), nothing disclosed in such Parent SEC Documents shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.9, Section 4.28, Section 4.32 and Section 4.33) or (ii) the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (with each exception set forth in the Parent Disclosure Schedule being identified by reference to, or grouped under a heading referring to, a specific individual section or subsection of this Agreement and relating only to such section or subsection; provided, however, that a matter disclosed with respect to one representation and warranty shall also be deemed to be disclosed with respect to each other representation and warranty to the extent that the relevance of such disclosure is reasonably apparent on the face of the disclosure contained in the Parent Disclosure Schedule), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1    Organization and Qualification; Subsidiaries.

(a)    Parent is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Parent has all requisite corporate power and corporate authority to own, lease and operate its properties and assets and to carry on its businesses as they are now being conducted. Parent is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

(c)    Parent has made available to the Company accurate and complete copies of the Amended and Restated Certificate of Incorporation of the Company (as amended, the “Parent Charter”), Amended and Restated Bylaws of Parent and the currently effective certificate of incorporation and by-laws of Merger Sub. Parent is not in violation of the Parent Charter.

(d)    Section 4.1(d) of the Parent Disclosure Schedule sets forth each Subsidiary of Parent. Each such Subsidiary is a corporation, duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation. Each such Subsidiary has all requisite corporate power and corporate authority, to own, lease and operate their respective properties and assets and to carry on their respective businesses as they are now being conducted. Each such Subsidiary is duly qualified to do business in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect.

4.2    Capitalization.

(a)    As of the close of business on February 4, 2022, the authorized capital stock of Parent consists of (i) 750,000,000 shares of Parent Common Stock, of which there were 217,101,433 shares issued and outstanding and there were zero shares held by Parent in its treasury, (ii) 150,000,000 shares of Non-Voting Common Stock, par value $0.001 per share, of Parent (the “Parent Non-Voting Common Stock”), of which there were no shares issued and outstanding, and (iii) 10,000,000 shares of Preferred Stock, par value $0.001 per share, of which no shares were issued and outstanding. As of the date of this Agreement, (i) 7,616,946 shares of Parent Common Stock were reserved for issuance pursuant to the exercise of outstanding Parent Options, (ii) 2,939,995 shares of Parent Common Stock were reserved for issuance upon the vesting of outstanding Parent RSU Awards, (iii) 3,117,940 shares of Parent Common Stock were reserved for issuance pursuant to outstanding Parent Warrants and (iv) zero shares of Parent Common Stock underlie outstanding Parent Phantom Units. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.

(b)    As of the close of business on February 4, 2022, Parent has no shares of Parent Common Stock or Parent Non-Voting Common Stock reserved for or otherwise subject to issuance, except for (i) 7,616,946 shares of Parent Common Stock reserved for issuance pursuant to the exercise of outstanding Parent Options, (ii) 2,939,995 shares of Parent Common Stock reserved for issuance upon the vesting of outstanding Parent RSU Awards (assuming maximum payment with respect to any performance conditions) and (iii) 3,117,940 shares of Parent Common Stock pursuant to outstanding Parent Warrants. Section 4.2(b) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (w) the aggregate number of shares of Parent Common Stock subject to outstanding Parent Options, (x) the aggregate number of shares of Parent Common Stock subject to outstanding Parent RSU Awards, and (y) the aggregate number of shares of Parent Common Stock subject to outstanding Parent Warrants, in each case, along with the applicable grant dates, remaining vesting schedules (if applicable), exercise prices and exercise periods (if applicable), expiration dates (if applicable) and the equity award plan pursuant to which such Parent Options, Parent RSU Awards and Parent Warrants were granted (if applicable).

(c)    Except as described in Section 4.2(a) and Section 4.2(b), there are no options, warrants, calls, conversion rights, stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or any other equity equivalent or equity-based award or right, redemption rights, repurchase rights or other preemptive or outstanding rights, agreements, arrangements or commitments of any character obligating Parent to issue, acquire or sell any shares of Parent Common Stock or other Equity Interests of Parent or any securities obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)    There are no outstanding contractual obligations of Parent (i) affecting the voting rights of, (ii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iii) requiring the registration for sale of, (iv) granting any preemptive or antidilutive rights with respect to, or (v) restricting the transfer of, any shares of Parent Common Stock or other Equity Interests in Parent.

(e)    Parent or another member of the Parent Group owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of Parent, free and clear of any Liens (other than Permitted Liens), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, in each case, in all material respects.

(f)    All shares of Parent Common Stock to be issued as part of the Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

4.3    Authority.

(a)    Assuming the accuracy of the representation in the second sentence of Section 3.32, each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger, subject to obtaining the Parent Stockholder Approval. Assuming the accuracy of the representation in the second sentence of Section 3.32, the execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, including the Merger, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes or written consents in lieu thereof are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval, the filing of the Certificate of Merger as required by the DGCL and the adoption of this Agreement and the Merger by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b)    At a meeting duly called and held prior to the execution and delivery of this Agreement, the Parent Board adopted resolutions by which the Parent Board unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, in accordance with the requirements of the DGCL, and (iii) subject to the terms and conditions of this Agreement, recommended that the stockholders of Parent vote their Shares in approval of the Parent Share Issuance, and, as of the date hereof, none of the aforesaid resolutions has been amended, rescinded or modified.

(c)    Prior to the execution and delivery of this Agreement, the Board of Directors of Merger Sub adopted resolutions by which the Board of Directors of Merger Sub (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and, as of the date hereof, none of the aforesaid resolutions has been amended, rescinded or modified.

4.4    No Conflict. None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any other transaction contemplated by this

Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to the Parent Stockholder Approval, conflict with or violate any provision of the certificate of incorporation or by-laws or similar organizational and governing documents of Parent or Merger Sub; (b) assuming that all consents, approvals, authorizations, confirmations, clearances, and permits described in Section 4.5 have been obtained and all applications, filings, notifications, reports, registrations, and submissions described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of any member of the Parent Group pursuant to, any Parent Material Contract, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to (x) be material to the Parent Group or (y) prevent or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

4.5    Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or Merger Sub with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization, confirmation, clearance or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with the applicable requirements of the Exchange Act, (d) any application, filing, notice, report, registration, approval, permit, authorization, confirmation, clearance, consent or submission required to be made or obtained under Title 49 of the United States Code or under any regulation, rule, order, notice or policy of the FAA, the DOT, the FCC and the DHS, including the TSA, (e) compliance with the applicable requirements of the Securities Act, (f) compliance with any applicable foreign or state securities or Blue Sky Laws, (g) filings with the SEC as may be required by Parent or Merger Sub in connection with this Agreement and the transactions contemplated hereby, (h) such filings as may be required under the rules and regulations of the NYSE and NASDAQ and (i) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity would not reasonably be expected to have a Parent Material Adverse Effect.

4.6    Permits; Compliance With Law.

(a)    Each member of the Parent Group holds all material authorizations, permits, certificates, exemptions, waivers, approvals, orders, consents, franchises, variances, deviations, registrations, licenses and clearances of any Governmental Entity applicable to such member of the Parent Group and necessary for it to own, lease and operate its assets and properties and to operate its businesses as currently conducted (the “Parent Permits”), except where the failure to hold any Parent Permits would not reasonably be expected to have a Parent Material Adverse Effect. Each member of the Parent Group is, and since January 1, 2020 has been, operating in compliance with the terms of such Parent Permits, except where the failure to be in compliance with such Parent Permits would not reasonably be expected to have a Parent Material Adverse Effect.

(b)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent is not in conflict with, default under or violation of, and is not being investigated for, or charged by any Governmental Entity with a violation of, any Law, operating certificates, certificates of public convenience, and necessity, air carrier obligations, airworthiness directives, Federal Aviation Regulations, and any other rules, regulations, directives, orders and mandatory policies of the FAA, the DOT, the DHS, the FCC, the TSA and any other Governmental Entity applicable to Parent or by which any property or asset of Parent is or was bound, (ii) there is no pending, or to the knowledge of Parent, threatened investigation or review by any Governmental Entity with respect to Parent that challenges or questions the validity of any rights of the holder under the Parent

Permits or that alleges the existence of any violation of any Parent Permit, (iii) since January 1, 2020, Parent has timely filed all material submissions, reports, registrations, schedules, forms, notices, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file with the FAA, the DOT, the FCC, the DHS and the TSA, and in each case have paid all fees and assessments due and payable in connection therewith and (iv) neither the DOT nor the FAA nor any other Governmental Entity has taken any action or, to the knowledge of Parent, threatened to take any action to amend, modify, suspend, revoke, terminate, cancel, withdraw, or otherwise materially affect any Parent Permit. Parent has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof.

(c)    Since January 1, 2020, no member of the Parent Group nor, to the knowledge of Parent, any of their respective directors, officers, employees, partners or Affiliates (i) has directly or indirectly, offered, promised to pay, paid or accepted any remuneration or other thing of value that is prohibited by applicable Law, including under the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering, or (ii) is aware of any action taken that has had the result or would result in a violation by any such person of the United States Foreign Corrupt Practices Act of 1977 or any other Laws relating to bribery, corruption or money laundering. Except as would not reasonably be expected to have a Parent Material Adverse Effect, since January 1, 2020, no member of the Parent Group nor any of their respective directors, officers or employees has directly or indirectly made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or similar payment to any Person, including (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or pay for special concessions already obtained or (iv) in connection with any regulatory review of their businesses.

4.7    SEC Filings; Financial Statements.

(a)    Since March 31, 2021, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, certifications, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder. All of the audited financial statements and unaudited interim financial statements of Parent included in or incorporated by reference into the Parent SEC Documents, including the related notes and schedules (collectively, the “Parent Financial Statements”), (A) have been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments), (B) comply as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its consolidated Subsidiaries as of the dates and for the periods referred to therein (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments). Since March 31, 2021, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(b)    No member of the Parent Group is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any member of the Parent Group in Parent’s published financial statements or other Parent SEC Documents.

(c)    Without limiting the generality of Section 4.7(a), (i) Ernst & Young LLP has not resigned or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) since January 1, 2020, neither the Parent Group nor, to the knowledge of Parent, any Parent Representative has formally received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Parent Group or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Parent Group has engaged in questionable accounting or auditing practices, (iii) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by Parent with the SEC since the enactment of the Sarbanes-Oxley Act and (iv) no enforcement action has been initiated or, to the knowledge of Parent, threatened against Parent by the SEC relating to disclosures contained in any Parent SEC Document.

(d)    As of the date of this Agreement, there are no unresolved comments (as such term is used under Item 1B of Form 10-K) received from the SEC staff relating to the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is subject to ongoing SEC review or investigation. Parent has made available, to the extent not available on EDGAR, to the Company true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Parent Group, on the other hand, occurring since March 31, 2021.

4.8    Internal Controls. Parent maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurances (a) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (b) that receipts and expenditures of Parent are being made only in accordance with authorizations of management and the directors of Parent and (c) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements. Parent (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on the most recent evaluation by its Chief Executive Officer and its Chief Financial Officer, to Parent’s auditors and the audit committee of Parent’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

4.9    State Takeover Laws. No “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (including Section 203 of the DGCL) will apply with respect to or as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Parent is a party or is otherwise bound.

4.10    No Undisclosed Liabilities. Except for those liabilities and obligations (a) as reflected in, reserved against or disclosed in the Parent Financial Statements prior to the date of this Agreement or (b) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Parent included in the Parent Financial Statements, the Parent Group has no liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued) of a type required to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto) prepared in accordance with GAAP, other than those that would not reasonably be expected to have a Parent Material Adverse Effect.

4.11    Absence of Certain Changes or Events.

(a)    Since January 1, 2021 until the date of this Agreement, the Parent Group has conducted its businesses in all material respects in the ordinary course of business.

(b)    Since January 1, 2021, there has not occurred, arisen or come into existence any fact, change, event, development or circumstance, or any worsening thereof, which would have a Parent Material Adverse Effect.

(c)    Since January 1, 2021 until the date of this Agreement, Parent has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of the Company under, any of the covenants set forth in Sections 5.2(a), 5.2(c), 5.2(d), 5.2(g) or 5.2(i) (or 5.2(n) with respect to any of the foregoing).

4.12    Employee Benefit Plans.

(a)    Section 4.12(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each Parent Benefit Plan as of the date of this Agreement. With respect to each Parent Benefit Plan, Parent has provided to the Company complete and accurate copies of (i) each such Parent Benefit Plan, including any material amendments thereto, and descriptions of all material terms of any such plan that is not in writing, (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) all summary plan descriptions, including any summary of material modifications, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the most recently received IRS determination letter or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan that is intended to qualify under Section 401(a) of the Code, (vi) the most recent annual report on Form 5500 (and all schedules thereto) required to be filed with the IRS with respect thereto and (vii) all other material filings and material correspondence with any Governmental Entity (including any correspondence regarding actual or, to the knowledge of the Parent, threatened audits or investigations) with respect to each Parent Benefit Plan, in each case, made within three years prior to the date of this Agreement.

(b)    Except as would not reasonably be expected to result in material liability to the Parent Group, each Parent Benefit Plan (and any related trust or other funding vehicle) has been established, maintained and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws.

(c)    There are no, and the Parent Group does not have any material liability in respect of, Foreign Parent Benefit Plans.

(d)    Except as would not reasonably be expected to result in material liability to the Parent Group, (i) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received or applied for a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked and, to the knowledge of Parent, no event or circumstance exists that has materially and adversely affected or would reasonably be expected to materially and adversely affect such qualification or exemption and (ii) no member of the Parent Group nor any Parent Benefit Plan or, to the knowledge of Parent, any trustee, administrator or other third-party fiduciary or party-in-interest, with respect to any Parent Benefit Plan, has engaged in any breach of fiduciary responsibility or non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) which could result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a material Tax imposed by Section 4975 of the Code on a member of the Parent Group.

(e)    No Parent Benefit Plan is, and no member of the Parent Group nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has within the six years ending on the date hereof sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f)    No member of the Parent Group has any material liability in respect of, or material obligation to provide, post-employment health, medical, disability, life insurance benefits or other welfare benefits for former or current employees, officers, consultants, independent contractors or directors of Parent or its Subsidiaries (the “Parent Service Providers”) (or the spouses, dependent or beneficiaries of any Parent Service Providers), whether under a Parent Benefit Plan or otherwise, except as required to comply with Section 4980B of the Code or any similar Law.

(g)    None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement will (either alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) (i) entitle any Parent Service Provider to any material compensation or benefit, (ii) accelerate the time of payment or vesting, increase the amount of payment, or trigger any payment or funding, of any material compensation or benefit or trigger any other material obligation under any Parent Benefit Plan, (iii) trigger any funding (through a grantor trust or otherwise) of compensation, equity award or other benefits or (iv) otherwise give rise to any material liability under any Parent Benefit Plan.

(h)    No Parent Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(i)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by a member of the Parent Group has been documented and operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

4.13    Labor and Other Employment Matters.

(a)    Except as would not reasonably be expected to result in material liability to the Parent Group, (i) each member of the Parent Group is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of Parent, threatened against any member of the Parent Group before the United States Equal Employment Opportunity Commission, or any other Governmental Entity in any jurisdiction in which Parent has employed or currently employs any Service Provider. Except as would not reasonably be expected to result in material liability to the Parent Group, each Service Provider has been properly classified by the Parent Group as exempt or non-exempt and as an employee or non-employee.

(b)    Parent has made available to the Company true and complete copies of all collective bargaining agreements and other labor union Contracts (including all amendments thereto) to which it is a party that are applicable to any employees of any member of the Parent Group (the “Parent CBAs”) in effect as of the date of this Agreement with respect to their employment with a member of the Parent Group. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the transactions contemplated thereby.

(c)    Except as would not reasonably be expected to result in material liability to the Parent Group, as of the date of this Agreement:

i.    no grievances, arbitrations or legal or administrative Proceedings which allege the violation of any Parent CBA are pending;

ii.    there are no labor strikes, slowdowns, work stoppages, picketings, negotiated industrial actions or lockouts pending or, to the knowledge of Parent, threatened, against any member of the Parent Group;

iii.    to the knowledge of Parent, no labor union, labor organization or works council has made a pending demand for recognition or certification to any member of the Parent Group, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of Parent, threatened to be brought or filed with any labor relations tribunal or authority; and

iv.    there is no unfair labor practice charge against any member of the Parent Group pending before the National Mediation Board or any comparable labor relations authority and there is no pending or, to the knowledge of Parent, threatened grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any Service Providers in their capacities as such.

4.14    Contracts.

(a)    Section 4.14(a) of the Parent Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of each Contract to which the Parent Group is a party to or bound by which falls within any of the following categories:

i.    any Contract (other than Parent CBAs) that limits or restricts in any material respect the Parent Group from competing or engaging in any line of business or in any geographic area in any material respect, except for any such Contract that may be cancelled without penalty by the Parent Group upon notice of 120 days or less;

ii.    any joint venture, partnership, business alliance, code sharing, frequent flyer or interline Contract which involves revenue to the Parent Group in excess of $5,000,000 per year;

iii.    any maintenance Contract for repair and overhaul that would be expected to result in the Parent Group incurring costs in excess of $5,000,000 per year;

iv.    any Contract relating to indebtedness for borrowed money or any guarantee by the Parent Group of any such indebtedness of any other person, in each case in excess of $5,000,000 individually, other than any Parent Aircraft Finance Contract;

v.    any material Credit Card Contract;

vi.    any other Contract (other than (x) purchase or sale orders in the ordinary course of business not involving the purchase or lease of aircraft, aircraft engines or simulators, (y) Contracts that are terminable or cancelable by the Parent Group without penalty on 120 days’ notice or less or (z) Contracts for the purchase or lease of aircraft, aircraft engines or simulators identified in Section 4.24(d) or Section 4.24(e) of the Parent Disclosure Schedule), which requires or involves payments by the Parent Group in excess of $5,000,000 per annum;

vii.    any Contract related to any Parent Slot;

viii.    any Contract pursuant to which a license (including via a covenant not to sue) with respect to Intellectual Property Rights that are material to the businesses of the Parent Group is granted (x) by the Parent Group to any Person or (y) by any Person to the Parent Group (including, in each case, any such Contracts involving branding, trademark licensing, advertising or promotions, but excluding, in each case, non-disclosure agreements, consulting services agreements (other than for the development of Intellectual Property Rights that are material to the businesses of the Parent Group) and standard, off-the-shelf software licenses made available on standard, non-negotiable terms, in each case entered into in the ordinary course of business);

ix.    any Contract relating to any material obligations arising under any equity, interest rate, currency or commodity derivatives or hedging transaction, other than any Parent Aircraft Finance Contracts; and

x.    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is required to be filed by the Parent Group pursuant to Item 601(b)(10) of Regulation S-K.

Each Contract, including all amendments, modifications and supplements thereto, of the type described in this Section 3.14(a), together with each Parent Aircraft Purchase Contract and each Parent Aircraft Finance Contract, is referred to herein as a “Parent Material Contract.” Accurate and complete copies of each Parent Material Contract have been made available by the Parent Group to the Company (except as otherwise indicated in the Parent Disclosure Schedule) prior to the date of this Agreement.

(b)    Except for any Parent Material Contract that has terminated or expired in accordance with its terms and except as would not reasonably be expected to be material to the Parent Group, each Parent Material Contract is a valid and binding obligation of the applicable member of the Parent Group and, to the knowledge of the Parent, of the other party or parties thereto, in accordance with its terms, and is in full force and effect, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which are not reasonably expected to be material to the Parent Group, the Parent Group has performed all obligations required to be performed by it under each Parent Material Contract and, to the knowledge of the Parent, each other party to each Parent Material Contract has in all material respects performed all obligations required to be performed by it under such Parent Material Contract. Except as would not reasonably be expected to be material to the Parent Group, the Parent Group has not received written notice of any violation or default under any Parent Material Contract.

4.15    Litigation.

(a)    As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against any member of the Parent Group, any property or assets of the Parent Group, or any of their respective officers, directors or employees in such individual’s capacity as such, that (i) involves an amount in controversy in excess of $3,000,000 or (ii) seeks injunctive or other non-monetary relief that, if granted, would reasonably be expected to be material to the Parent Group.

(b)    As of the date of this Agreement, no member of the Parent Group is subject to any outstanding Order that would reasonably be expected to have a Parent Material Adverse Effect.

4.16    Environmental Matters. Except as would not reasonably be expected to have a Parent Material Adverse Effect:

(a)    each member of the Parent Group is, and since January 1, 2020 has been, in compliance with all applicable Environmental Laws, and the Parent Group has obtained, or has made timely and complete application for renewal of, and is in compliance with, all Environmental Permits necessary for the conduct and operation of its respective business;

(b)    there are not now, and since January 1, 2020 there have not been, any Hazardous Substances generated, treated, stored, transported, disposed of, released, or otherwise existing on, under, about, or emanating from or to, any property currently owned, leased or operated by the Parent Group, except in compliance with, and as would not result in liability under, any applicable Environmental Laws;

(c)    since January 1, 2020, no member of the Parent Group has received any notice of alleged liability for, or any Proceeding, Order or inquiry regarding, any release or threatened release of Hazardous Substances or alleged violation of, or non-compliance with, any Environmental Law; and

(d)    Parent has made available to the Company prior to the date of this Agreement true, correct and complete copies of any environmental reports, studies, assessments, and other material environmental information prepared since January 1, 2020 in its possession relating to the Parent Group and its current or former properties or operations.

4.17    Intellectual Property; IT Assets.

(a)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) none of the Intellectual Property Rights owned or purported to be owned by the Parent Group (the “Parent Owned Intellectual Property”) has lapsed, expired, been abandoned or been adjudged invalid or unenforceable (ii) the Parent Group exclusively owns the Parent Owned Intellectual Property free and clear of all Liens (other than Permitted Liens) and (iii) has valid and enforceable rights to use all Intellectual Property Rights owned by a third party that are licensed to, or allowed by such third party for use by, the Parent Group (collectively referred to herein as the “Parent Licensed Intellectual Property”).

(b)    Except as would not reasonably be expected to have a Parent Material Adverse Effect:

i.    no Proceedings are pending or, to the knowledge of Parent, threatened against any member of the Parent Group that challenge the Parent Group’s ownership of Parent Owned Intellectual Property or rights under any Parent Licensed Intellectual Property;

ii.    no member of the Parent Group has received any written notice alleging the invalidity or unenforceability of any Parent Owned Intellectual Property; and

iii.    no Person has notified the Parent Group that it is claiming any ownership of or right to use any Parent Owned Intellectual Property.

(c)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, the conduct of the Business as currently conducted by the Parent Group does not infringe, misappropriate or otherwise violate, and as conducted since January 1, 2020 has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any third party, and there are no Proceedings pending or, to the knowledge of Parent, threatened against any member of the Parent Group alleging any of the foregoing.

(d)    (i) Except as would not reasonably be expected to have a Parent Material Adverse Effect, each member of the Parent Group has taken reasonable steps to protect and preserve the confidentiality of all trade secrets and other confidential information, in each case, included in the Parent Owned Intellectual Property and (ii) to the knowledge of Parent, since January 1, 2020, no Person has infringed, misappropriated or otherwise violated any Parent Owned Intellectual Property.

(e)    Section 4.17(e) of the Parent Disclosure Schedule is a list of all material Parent Registered IP owned by the Parent Group. Except as would not reasonably be expected to have a Parent Material Adverse

Effect, the Parent Registered IP is valid, subsisting and enforceable and there are no Proceedings pending or, to the knowledge of Parent, threatened challenging any of the foregoing. Section 4.17(e) of the Parent Disclosure Schedule also sets out a list of all material unregistered Trademarks used, owned, or purported to be owned by a member of the Parent Group.

(f)    To the knowledge of Parent, no Parent IT Assets contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “malware,” “vulnerability,” “spyware” or “adware” (as such terms are commonly understood in the industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) materially compromising the security, confidentiality, integrity or availability of any data or damaging or destroying any data or file without consent (collectively, “Malicious Code”). Each member of the Parent Group has taken commercially reasonable steps (and that meet or exceed industry standard) to prevent the introduction of Malicious Code into Parent IT Assets, including steps to monitor, detect, prevent, mitigate, and remediate Malicious Code.

(g)    The Parent Group has in effect commercially reasonable disaster recovery plans, procedures, and facilities for its business that meet or exceed industry standard. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) the Parent IT Assets operate and perform in a manner that permits the Parent Group to conduct its business in the ordinary course, and (ii) to the knowledge of Parent, there have been no unauthorized intrusions, compromises, data leakage incidents, disclosures of data or breaches of security (together, “security events”) with respect to the Parent IT Assets. Each member of the Parent Group has taken commercially reasonable steps (that meet or exceed industry standard) to monitor, detect, prevent, mitigate, and remediate security events.

4.18    Data Privacy and Security

(a)    The Parent complies and at all times has complied with (i) the written privacy policies of Parent, (ii) written contractual obligations governing the treatment of Personal Information by Parent, and (iii) Privacy Laws (collectively, the “Parent Data Privacy Requirements”). Parent has at all times presented a privacy policy to individuals prior to the collection of Personal Information to the extent required by Parent Data Privacy Requirements, and all such privacy policies are and have at all times been accurate, consistent and complete, and not misleading or deceptive (including by omission), in each case, in all material respects.

(b)    The execution, delivery, and performance of this Agreement and the transactions contemplated by this Agreement do not and will not: (i) conflict with or result in a violation or breach of any Parent Data Privacy Requirements; (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information; or (iii) prohibit the transfer of Personal Information to Company Group, except, for any such conflicts, violations, consents, prohibitions or other occurrences which would not reasonably be expected to (x) be material to the Parent Group or (y) prevent or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. To the extent that any Personal Information transferred as part of the transactions contemplated by this Agreement satisfies the definition of “personal information” as defined by the California Consumer Privacy Act (“CCPA”), for the avoidance of doubt, all such Personal Information is an asset that will be transferred as part of the transactions contemplated by this Agreement, as contemplated by section 1798.140(t)(2)(D) of the CCPA.

(c)    There has been no accidental, unlawful or unauthorized Processing of Personal Information in the possession or control of Parent (“Parent PII Security Incident”), except as would not reasonably be expected to have a Parent Material Adverse Effect. Parent has taken commercially reasonable steps and implemented and maintained commercially reasonable policies and procedures (that meet or exceed industry standard) to (i) monitor, detect, prevent, mitigate, and remediate Parent PII Security Incidents, (ii) identify and address internal and external risks to the privacy and security of Personal Information in its possession or control, and

(iii) monitor adequate and effective administrative, technical, physical, and organizational safeguards to protect such Personal Information and its software, systems, applications, and websites involved in the Processing of Personal Information.

(d)    Parent has not been the subject of any inquiry, investigation, or enforcement action of any Governmental Entity with respect to compliance with any Privacy Law, or received any claims, notices, or complaints alleging or investigating a security event, Parent PII Security Incident, or violation of any Parent Data Privacy Requirement.

(e)    Since January 1, 2020, (i) the processing, storage, retention, use, transmission and disclosure of credit card information by the Parent Group has been in compliance with all applicable requirements contained in the PCI DSS relating to “cardholder data” (as such term is defined in the PCI DSS, as amended from time to time) and (ii) to the knowledge of Parent, there has been no security event involving unauthorized access, use, or disclosure of any “cardholder data,” except, in each case of clauses (i) and (ii), as would not reasonably be expected to have a Parent Material Adverse Effect.

4.19    Tax Matters.

(a)    Each member of the Parent Group has timely filed (taking into account any extension of time within which to file) all material Tax Returns required to have been filed by or with respect to the Parent Group, and all such Tax Returns are true, complete and accurate in all material respects. Except as would not reasonably be expected to be material to the Parent Group, no claim has been made in the past six years in writing by a Governmental Entity in a jurisdiction where the Parent Group does not file Tax Returns that any member of the Parent Group is or may be subject to Taxes in such jurisdiction.

(b)    All material amounts of Taxes of the Parent Group due and payable (whether or not shown on any Tax Return) have been timely paid.

(c)    No deficiencies for any material amount of Taxes have been proposed or assessed in writing against any member of the Parent Group by any Governmental Entity except for deficiencies that have since been resolved. No member of the Parent Group (i) is the subject of any currently pending or ongoing Tax audit or other administrative or judicial Proceeding with respect to Taxes or (ii) has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.

(d)    No member of the Parent Group is a party to, and has no material obligation or liability under, any agreement or arrangement for the sharing, reimbursement, indemnification or allocation of Taxes, including any tax receivable agreement or similar agreement (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(e)    No member of the Parent Group is, or has been, a member of a group (other than a group the common parent of which is the Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return. No member of the Parent Group has any material liability for the Taxes of any Person (other than Taxes of the Parent Group) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by Contract or otherwise (other than customary provisions for Taxes contained in credit, lease or other commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes).

(f)    No member of the Parent Group will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) change in method of accounting or closing agreement with any Governmental Entity filed or made on or prior to the date of this Agreement, (ii) any prepaid amount received or deferred revenue accrued on or prior to the date of this Agreement, or (iii) installment sale or open transaction disposition made on or prior to the date of this Agreement.

(g)    Except as would not reasonably be expected to be material to the Parent Group, each member of the Parent Group has withheld and, to the extent required by Law, paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)    No member of the Parent Group nor any predecessor of any member of the Parent Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of section 355 of the Code) in a transaction intended to qualify under section 355 of the Code within the past two years.

(i)    No member of the Parent Group has entered into any “listed transaction” or any “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)    There are no Liens with respect to any material Taxes on any of the assets of the Parent Group other than Permitted Liens.

(k)    Provided that the Control Requirement is satisfied as of the Closing Date: (i) none of Parent or any of its Subsidiaries or Merger Sub or, to the knowledge of Parent, any of Parent’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and (ii) Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.20    Insurance. The Parent Group maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with customary industry practice for companies engaged in businesses similar to that of the Parent Group and which comply in all material respects with the requirements of Law and Contracts to which the Parent Group is a party (including any lease for personal or real property). Parent has made available to the Company an accurate and complete list of all material insurance policies and all material self-insurance programs and arrangements relating to its business, assets and operations of the Parent Group (the “Parent Insurance Policies”). Each of the Parent Insurance Policies is in full force and effect, all premiums due and payable thereon have been paid and the Parent Group is in compliance in all material respects with the terms and conditions of such Parent Insurance Policies and, since January 1, 2020, the Parent Group has not received any written notice regarding any invalidation or cancellation of any such Parent Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage.

4.21    Properties and Assets. Except as would not reasonably be expected to have a Parent Material Adverse Effect, (a) the Parent Group has valid and subsisting ownership interests in all of the tangible personal property reflected in the latest balance sheet included in the Parent SEC Documents prior to the date hereof as being owned by the Parent Group or acquired after the date thereof (except tangible personal properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens, other than Permitted Liens and (b) the tangible personal property owned by the Parent Group is in satisfactory operating condition and repair for its continued use as it has been used in all material respects, subject to reasonable wear and tear.

4.22    Real Property.

(a)    Section 4.22(a) of the Parent Disclosure Schedule sets forth (i) an accurate and complete list of all material real property (by address and legal description) owned by Parent or any of its Subsidiaries (the “Parent Owned Real Property”) and (ii) (A) an accurate and complete list of all real property leased or subleased by the

Parent Group that require fixed payments by the Parent Group in excess of $1,000,000 per annum, excluding any airport where the Parent Group leases five or fewer airport gates (collectively, the “Parent Leased Real Property”), (B) the address for each Parent Leased Real Property and (C) the name of the third party lessor(s) thereof, the date of the lease contract relating thereto and all amendments thereof.

(b)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, (i) a member of the Parent Group has good and marketable title to the Parent Owned Real Property free and clear of all Liens other than Permitted Liens and (ii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Parent Owned Real Property or any portion thereof or interest therein. The Parent Group has a valid and subsisting leasehold interest in all Parent Leased Real Property leased by it, in each case free and clear of all Liens, other than Permitted Liens.

(c)    The Parent Group has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and, to the knowledge of Parent, there are no such Proceedings threatened, affecting any portion of the Parent Owned Real Property or any portion of the Parent Leased Real Property.

4.23    Related Party Transactions. As of the date of this Agreement, no member of the Parent Group is a participant in a “transaction” with any “related person” that would be required to be disclosed by Parent under Item 404 of Regulation S-K (a “Parent Related Party Transaction”).

4.24    Aircraft.

(a)    Section 4.24(a) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (i) all aircraft operated under the operating certificate of any member of the Parent Group and (ii) all aircraft owned or leased by any member of the Parent Group (collectively, the “Parent Aircraft”), including, for each Parent Aircraft, a description of the type, manufacturer’s model name, manufacturer’s serial number, FAA registration number, the delivery date, the manufacture date or age, and whether it is owned or leased and by which member of the Parent Group.

(b)    As of the date of this Agreement, all Parent Aircraft are properly registered on the FAA aircraft registry, in airworthy condition (except for any Parent Aircraft undergoing maintenance or in storage) and have validly issued FAA certificates of airworthiness that are in full force and effect (except for the period of time any Parent Aircraft may be out of service and such certificate is suspended in connection therewith).

(c)    As of the date of this Agreement, all Parent Aircraft are being maintained in all material respects according to applicable Laws, applicable FAA regulatory standards and FAA-approved maintenance programs of the Parent Group. The Parent Group has implemented maintenance schedules with respect to Parent Aircraft and engines that, if complied with, result in the satisfaction of all requirements under all applicable airworthiness directives of the FAA and Federal Aviation Regulations required to be complied with and which are in accordance with the FAA-approved maintenance program of the Parent Group, and the Parent Group, as of the date of this Agreement, is in compliance with such maintenance schedules in all material respects (except with respect to Parent Aircraft in storage), and the Parent Group, as of the date of this Agreement, has no reason to believe that the Parent Group will not satisfy in any material respect any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to Parent Aircraft in storage as identified on Section 4.24(c) of the Parent Disclosure Schedule). As of the date of this Agreement, each Parent Aircraft’s structure, systems and components are functioning in all material respects in accordance with their intended use, except for Parent Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by the Parent Group’s maintenance programs. All deferred maintenance items and temporary repairs with respect to each such Parent Aircraft, as of the date of this Agreement, have been or will be made in all material respects in accordance with the Parent Group’s maintenance programs.

(d)    Section 4.24(d) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts (other than Contracts that may be terminated or cancelled by any member of the Parent Group without incurring any material penalty) pursuant to which any member of the Parent Group has a binding obligation following the date hereof to purchase or lease aircraft, engines or simulators where the reasonably expected expenditures under any such Contract exceed $5,000,000 per annum (together with all amendments, modifications and supplements thereto, each, a “Parent Aircraft Purchase Contract”), including the manufacturer and model of all aircraft, engines or simulators subject to each Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft, engines or simulators subject to such Contract.

(e)    Section 4.24(e) of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Contracts pursuant to which any member of the Parent Group has financed, or has commitments to finance, Parent Aircraft (including leases, mortgages and deferred or conditional sales agreements) involving amounts in excess of $5,000,000 (together with all amendments, modifications and supplements thereto, each, a “Parent Aircraft Finance Contract”).

(f)    As of the date of this Agreement, Parent has made available to the Company copies of all Parent Aircraft Purchase Contracts and Parent Aircraft Finance Contracts (except as otherwise indicated in the Parent Disclosure Schedule).

(g)    As of the date of this Agreement, no member of the Parent Group is a party to any interchange or pooling agreements with respect to the Parent Aircraft, other than pooling agreements in the ordinary course of business.

4.25    Parent Slots and Operating Authorizations.

(a)    Section 4.25(a) of the Parent Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of all takeoff and landing slots, slot exemptions and operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights used or held by any member of the Parent Group (the “Parent Slots”) at any domestic or international airport and such list indicates (i) any Parent Slots that have been permanently allocated to the Parent Group from another air carrier and (ii) any Contracts concerning specific Parent Slots.

(b)    Since January 1, 2020, the Parent Group has complied in all material respects and is in compliance in all material respects with all regulations issued under the Federal Aviation Act and any other Laws (including any waivers or exemptions therefrom) promulgated in the United States or in any country in which the Parent Group operates by either a civil aviation authority, airport authority or slot coordinator with respect to the Parent Slots. Parent has not (a) received any written notice of any proposed withdrawal of any Parent Slots by the FAA, any other Governmental Entity or any slot coordinator, or (b) agreed to any future slide, trade, purchase, sale, exchange, lease, or transfer of any of the Parent Slots (except, in each case, for seasonal swaps and temporary returns to the FAA). The Parent Slots have not been designated for the provision of essential air service under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. Section 93.219, and have not been designated for international operations, as more fully detailed in 14 C.F.R. Section 93.217. To the extent covered by 14 C.F.R. Section 93.227 or any Order, notice, or requirement of the FAA, any other Governmental Entity or any slot coordinator, the Parent Group has used the Parent Slots (or the Parent Slots have been used by other operators) either at least 80% of the maximum amount that each Parent Slot could have been used during each full reporting period (as described in 14 C.F.R. Section 93.227(i) or any such Order, notice, or requirement) or such greater or lesser amount of minimum usage as may have been required to protect such Parent Slots from termination or withdrawal under regulations or waivers established by the FAA, any other Governmental Entity or any slot coordinator. All material reports required by the FAA, any other Governmental Entity or any slot coordinator relating to the Parent Slots have been filed in a timely manner.

4.26    Parent Airports. As of the date of this Agreement, no airport authority at any airport at which the Parent Group operates more than five departures per day (each such airport, a “Parent Airport”) has taken any action, nor, to the knowledge of Parent, is any such action threatened, that would reasonably be expected to materially interfere with the ability of any member of the Parent Group to conduct its respective operations at any Parent Airport in substantially the manner as currently conducted.

4.27    U.S. Citizen; Air Carrier. Each member of the Parent Group is a “citizen of the United States” as defined in 49 U.S.C. § 40102(a)(15) of the Federal Aviation Act and as interpreted by DOT, and Frontier Airlines, Inc., an indirect wholly-owned Subsidiary of Parent, is fully authorized and qualified to operate as an “air carrier” within the meaning of such Act operating under certificates and exemptions issued pursuant to such Act (49 U.S.C. §§ 40102(a)(2), 40109, and 41101-41112).

4.28    Ownership of Company Common Stock. None of the Indigo Stockholder, Parent nor any of their respective Subsidiaries owns (beneficially or otherwise) any Shares or other Equity Interests in the Company or any options, warrants or other rights to acquire Company Common Stock or other Equity Interests in the Company (or any other economic interest through derivative securities or otherwise in the Company). None of Parent or its “affiliates” and “associates” is an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

4.29    Available Funds. The Parent Group collectively will have, as of the Closing Date, sufficient cash to consummate the Merger and the other transactions contemplated by this Agreement that require payment on the Closing Date.

4.30    Ownership of Merger Sub; No Prior Activities.

(a)    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b)    Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.31    Management Arrangements. As of the date hereof, except as disclosed in Section 4.31 of the Parent Disclosure Schedule, none of Parent or Merger Sub, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.32    Required Vote. Assuming the accuracy of the representation in the second sentence of Section 3.32 hereof, the Indigo Written Consent, which constitutes written consent of the holders of shares of Parent Common Stock representing a majority of the voting power of the outstanding shares of the Parent Common Stock entitled to vote thereon (“Parent Required Vote”), is the only vote or consent required of the holders of any class of capital stock of Parent to approve the Parent Share Issuance (the “Parent Stockholder Approval”).

4.33    Brokers. Except for Parent’s obligations to Citigroup Global Markets Inc. (“Citigroup”), neither Parent, Merger Sub nor any of their respective stockholders, directors, officers, employees or affiliates, has incurred or will incur on behalf of any member of the Parent Group, any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger. On or prior to the date of this Agreement, Parent has made available to the Company a copy of the engagement letter, as amended or modified, between the Parent Group and Citigroup.

4.34    Information Supplied. The information supplied in writing by the Parent Group for inclusion in the Registration Statement, Proxy Statement/Prospectus and Information Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act, (b) in the case of the Proxy Statement/Prospectus, as of the date the Proxy Statement/Prospectus is first mailed to the stockholders of the Company and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, including the Company Stockholder Meeting and (c) in the case of the Information Statement, as of the date the Information Statement is first mailed to the stockholders of Parent, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing sentence, no member of the Parent Group makes any representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by the Company for inclusion therein.

4.35    Parent Treasury Restrictions. Parent is, and since April  30, 2020 has been, in compliance with the Parent Treasury Restrictions in all material respects.

4.36     Opinion of Financial Advisor. The Parent Board has received the opinion (the “Citigroup Fairness Opinion”) of Citigroup to the effect that, subject to the assumptions, qualifications and other matters set forth therein, as of the date of this Agreement, the Merger Consideration to be paid by Parent pursuant to the Merger is fair to Parent from a financial point of view, and the Citigroup Fairness Opinion has not been withdrawn, revoked or modified as of the date of this Agreement. Promptly following the date of this Agreement, Parent will make available to the Company, solely for informational purposes and for purposes of inclusion in the Registration Statement, Information Statement and Proxy Statement/Prospectus, a written copy of the Citigroup Fairness Opinion.

4.37    No Other Representations or Warranties. Except for the representations and warranties contained in Article 3, Parent and Merger Sub acknowledge that neither the Company nor any Representative of the Company makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of the Company in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in data rooms, management presentations or similar information deliverables in expectation of the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS

5.1    Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if the Company is required by applicable Law to take an action in conflict with this Section 5.1, it will, to the extent permitted by Law, provide Parent with written notice in advance of taking such action), unless Parent provides prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), the Company will conduct its operations in the ordinary course of business and use commercially reasonable efforts to (i) preserve substantially intact its business organization, (ii) keep available the services of its executive officers and key employees on commercially reasonable terms, (iii) maintain in effect all Company Permits, (iv) remain in compliance in all material respects with the Company Treasury Restrictions and (v) maintain satisfactory relationships of the Company with any persons with which the Company has material business relations and with Governmental Entities that have jurisdiction over its Business and operations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if the Company or any other member of the Company Group is required by applicable Law to take an action in conflict with this Section 5.1, it will, to the extent permitted by Law, provide Parent with written notice in advance of taking such action), the Company will not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, or permit any other member of the Company Group to do, any of the following without the prior written consent of Parent (which consent will not be unreasonably withheld, delayed or conditioned, except with respect to Section 5.1(a), (b), (d), (e), (h), (i)(i)(2), (r) and (y), which may be granted or withheld in Parent’s sole discretion):

(a)    amend the Company Charter or Company Bylaws;

(b)    issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of the Company, other than (i) the issuance of Shares upon the vesting of Company RSU Awards, Company Performance Share Awards or 2022 Company Performance Share Awards (in each case, outstanding as of the date hereof) in accordance with their terms, (ii) the issuance of Shares upon any conversions of the 2025 Convertible Notes pursuant to the 2025 Convertible Notes Indenture and in accordance with Section 5.18, provided the Company shall not take any action that would result in an adjustment of the “Conversion Rate” (as defined in the 2025 Convertible Notes Indenture) of the 2025 Convertible Notes, other than in connection with the entry into or the consummation of the transactions contemplated by this Agreement, (iii) the issuance of Shares upon the exercise of the Company Warrants outstanding as of the date hereof or (iv) as set forth on Section 5.1(b) of the Company Disclosure Schedule;

(c)    sell, pledge, abandon, dispose of, transfer, lease, license or encumber (other than pursuant to Permitted Liens) any material Trademarks or material property or assets of the Company (other than non-exclusive grants of licenses in Intellectual Property Rights in the ordinary course of business), except pursuant to, or as required by, Contracts in effect as of the date of this Agreement;

(d)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting or registration of its capital stock;

(e)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, except for the vesting or settlement of any Company Equity Award or to fund any Tax obligations in connection therewith;

(f)    merge or consolidate the Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company;

(g)    acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than (i) the planned purchase of aircraft and associated equipment pursuant to Contracts in force on the date hereof as set forth in Section 5.1(g) of the Company Disclosure Schedule, (ii) the purchase of inventory, raw materials, equipment, goods, or other supplies in the ordinary course of business or (iii) any other acquisition (excluding acquisitions of engines) for consideration that is not individually in excess of $5,000,000 or in the aggregate in excess of $20,000,000;

(h)    enter into any new line of business;

(i)    (i) (1) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or (2) issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company, in each case (1) and (2), other than (A) for the financing or lease of aircraft or associated equipment (including engines) pursuant to the Company Aircraft Finance Contracts or which the Company is otherwise contractually obligated as of the date hereof to purchase or lease, provided any such lease shall not have a term of greater than 12 years, and any pre-delivery deposits with respect to the foregoing, (B) under any Credit Card Contract, or (C) in connection with any drawdown or repayment on the revolving credit facility set forth on Section 5.1(i)(i)(C) of the Company Disclosure Schedule, (ii) make any loans, advances or capital contributions to, or investments in, any other Person in the aggregate in excess of $5,000,000, (iii) enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (iv) assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations contemplated in clauses (i) and (ii) of any Person for borrowed money;

(j)    terminate, cancel or amend any Company Material Contract (other than as provided for under clause (i)), or cancel, modify or waive any material rights thereunder, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case, other than in the ordinary course of business;

(k)    make or authorize any capital expenditure except for capital expenditure (i) detailed on the Company’s annual capital expenditure budget (a copy of which in respect of 2022 has been set forth in Section 5.1(k) of the Company Disclosure Schedule), (ii) in respect of assets that are not, in the aggregate, in excess of $5,000,000, (iii) in connection with the planned purchase or delivery of aircraft or associated equipment (including engines) pursuant to Contracts in effect as of the date hereof and disclosed on Section 5.1(k) of the Company Disclosure Schedule, (iv) required for compliance with FAA regulations applicable to the Company, including airworthiness directives or (v) in connection with any restoration, repair, maintenance or other necessary work for the proper functioning of the Company Aircraft;

(l)    except to the extent required by (i) applicable Law, (ii) the terms of any Company Benefit Plan or Company CBA, (iii) contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement that have been specifically noted in Section 3.12(a) of the Company Disclosure Schedule as providing for severance or termination pay or (iv) as expressly permitted under Section 5.1(b)(ii): (A) increase the compensation or benefits payable or to become payable to directors, officers or employees of the Company (except for increases to an employee who is not an “executive officer” as defined in Rule 3b-7 under the Exchange Act in the ordinary course of business), (B) other than with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of the Company, grant any additional rights to severance or termination pay to, or enter into any severance agreement with, any director, officer or employee of the Company, (C) other than (i) with respect to newly hired employees on terms that are consistent with past practice for similarly situated employees of the Company and (ii) routine amendments or renewals to health and welfare plans that would not result in a material increase in benefits, establish, adopt, enter into or materially amend any bonus, profit sharing, thrift, pension, retirement, deferred compensation, retention, termination or severance plan, agreement, trust, fund, policy or arrangement for the benefit of any Service Provider, (D) loan or advance any money or property to any Service Provider (other than in connection with ordinary course business expense reimbursement and advances) or (E) (x) except with respect to the open positions set forth in Section 5.1(l) of the Company Disclosure Schedule, hire or terminate the employment (other than terminations for cause, death or disability) of any employee with the title of “Senior Vice President” or above;

(m)    (i) terminate, discontinue, close or dispose of any facility or business operation, or lay off any employees (other than layoffs of less than 50 employees in any six month period other than in the ordinary course of business), or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(n)    other than in the ordinary course of business or as otherwise required in connection the Company’s or its Affiliates’ contractual or legal obligation to negotiate in good faith with a labor union, enter into or amend any collective bargaining agreement; provided, that, the Company shall use commercially reasonable efforts to keep Parent reasonably informed of material communications between the Company and a labor union in connection with any such negotiation or collective bargaining agreement;

(o)    forgive any loans to Service Providers or any of their respective affiliates;

(p)    make any material change in accounting policies, practices, principles, methods or procedures in effect as of December 31, 2021, other than as required by GAAP or by Law;

(q)    enter into, terminate or materially amend any Company Related Party Transaction;

(r)    implement any material new policies or practices (or make any material changes to existing policies or practices) with respect to equity, interest rate, currency or commodity derivatives or hedging transactions;

(s)    compromise, settle or agree to settle any Proceeding, other than any compromise, settlement or agreement in the ordinary course of business for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) by the Company of $2,500,000 or less as its sole remedy;

(t)    (i) make, change, or revoke any material Tax election, (ii) settle or compromise any claim, assessment, audit, proceeding, or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign Law) in respect of material Taxes, (iii) adopt or change any material Tax accounting method or period, (iv) file or amend any material Tax Return or take any position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (v) surrender any right to claim a material Tax refund, or (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment;

(u)    write up, write down or write off the book value of any tangible assets, in the aggregate, in excess of $5,000,000, except for depreciation, amortization or impairment in accordance with GAAP consistently applied;

(v)    change the seat count, main cabin configuration or on-board amenities (including in-flight entertainment and wireless internet) of any aircraft subject to future delivery to the Company under any Company Aircraft Purchase Contract from that presently in service with the Company, other than as set forth in Section 5.1(v) of the Company Disclosure Schedule;

(w)    acquire, or exercise any option to acquire, any aircraft or engine, or incur or arrange for any financing related thereto, other than as set forth in Section 5.1(w) of the Company Disclosure Schedule;

(x)    take any action, or fail to take action, which action or failure would be reasonably expected to result in the loss of any Company Slots (excluding temporary returns to the FAA);

(y)    fail to continue, in respect of all Company Aircraft, all material maintenance programs in the ordinary course (except as required by applicable Law), including using reasonable best efforts to keep all such Company Aircraft in such condition as may be necessary to enable the airworthiness certification of such Company Aircraft under the Federal Aviation Act to be maintained in good standing at all times; or

(z)    agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses (a) through (y).

Without limiting Section 5.1, nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, including Section 5.1, complete control and supervision over its operations.

5.2    Conduct of Business by Parent Pending the Closing. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedules or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if Parent or any member of the Parent Group is required by applicable Law to take an action in conflict with this Section 5.2, Parent will, to the extent permitted by Law, provide the Company with written notice in advance of taking such action), unless the Company provides prior written consent (which consent will not be unreasonably withheld, delayed or conditioned), Parent will conduct and cause each member of the Parent Group to conduct its operations in the ordinary course of business and use commercially reasonable efforts to (i) preserve substantially intact its business organization, (ii) keep available the services of its executive officers and key employees on commercially reasonable terms, (iii) maintain in effect all Parent Permits, (iv) remain in compliance in all material respects with the Parent Treasury Restrictions and (v) maintain satisfactory relationships of the Parent Group with any persons with which the Parent Group has material business relations and with Governmental Entities that have jurisdiction over its business and operations. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as expressly contemplated by any other provision of this Agreement or as required by applicable Law (provided, that if Parent or any other member of the Parent Group is required by applicable Law to take an action in conflict with this Section 5.2, Parent will, to the extent permitted by Law, provide the Company with written notice in advance of taking such action), Parent will not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, or permit any other member of the Parent Group to do, or agree to do, any of the following without the prior written consent of the Company (which consent will not be unreasonably withheld, delayed or conditioned, except with respect to Section 5.2(a), (b), (d), (e) and (h), which may be granted or withheld in the Company’s sole discretion):

(a)    amend the certificate of incorporation or by-laws of Parent;

(b)    issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, any member of Parent Group of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), of any member of Parent Group, other than (i) the issuance of Shares upon the vesting of Parent RSU Awards outstanding as of the date hereof in accordance with their terms, (ii) the issuance of Shares upon the exercise of the Parent Options, (iii) the issuance of Shares upon the exercise of the Parent Warrants, (iv) the issuance or transfer of Equity Interests of a member of Parent Group to another member of Parent Group or (v) as set forth on Section 5.2(b) of the Company Disclosure Schedule;

(c)    sell, pledge, abandon, dispose of, transfer, lease, license or encumber (other than pursuant to Permitted Liens) any material Trademarks or material property or assets of Parent Group (other than non-exclusive grants of licenses in Intellectual Property Rights in the ordinary course of business), except pursuant to, or as required by, Contracts in effect as of the date of this Agreement;

(d)    declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of Parent’s capital stock or enter into any agreement with respect to the voting or registration of its capital stock;

(e)    reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of Parent’s capital stock, other Equity Interests or any other securities, or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other securities, except for cashless settlements and purchases of Parent Common Stock in connection with the exercise of Parent Options or the vesting or settlement of any Parent Equity Award or to fund any Tax obligations in connection therewith;

(f)    merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)    other than in the ordinary course of business, acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets in an amount in excess of $5,000,000 individually or $15,000,000 in the aggregate, other than the planned purchase of aircraft and associated equipment pursuant to Contracts in force on the date hereof as set forth in Section 5.1(g) of the Parent Disclosure Schedule;

(h)    enter into any new line of business;

(i)    other than in the ordinary course of business, (i) repurchase, prepay or incur any indebtedness for borrowed money or issue any debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of any member of Parent Group, other than (A) for the financing of aircraft or associated equipment (including engines) pursuant to the Parent Aircraft Finance Contracts or which Parent is otherwise contractually obligated as of the date hereof to purchase or lease, and any pre-delivery deposits with respect to the foregoing, (B) under any Credit Card Contract, (C) in connection with the refinancing of any indebtedness or debt securities of Falcon or, in connection with Closing, Saturn in a principal amount not greater than the amount so refinanced or (D) in connection with Parent’s obligations at Closing under this Agreement, or (ii) assume, guarantee or endorse, or otherwise become liable or responsible for similar obligations contemplated in clauses (i) and (ii) of any Person for borrowed money;

(j)    other than in the ordinary course of business or as otherwise required in connection Parent’s or its Affiliates’ contractual or legal obligation to negotiate in good faith with a labor union, (i) enter into or amend any collective bargaining agreement; provided, that, Parent shall use commercially reasonable efforts to keep the Company reasonably informed of material communications between any member of Parent Group and a labor union in connection with any such negotiation or collective bargaining agreement, or (ii) implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(k)    enter into, terminate or materially amend any Parent Related Party Transaction;

(l)    compromise, settle or agree to settle any Proceeding, other than any compromise, settlement or agreement in the ordinary course of business for the payment of monetary damages (and compliance with confidentiality and other similar customary provisions) by Parent of $5,000,000 or less as its sole remedy;

(m)    (i) make, change, or revoke any material Tax election, (ii) settle or compromise any claim, assessment, audit, proceeding, or other controversy, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or foreign Law) in respect of material Taxes, (iii) adopt or change any material Tax accounting method or period, (iv) file or amend any material Tax Return or take any position on any material Tax Return filed on or after the date of this Agreement that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, (v) surrender any right to claim a material Tax refund, or (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment;

(n)    agree, resolve, authorize or enter into any Contract or otherwise make any commitment, in each case to do any of the foregoing in clauses (a) through (m).

Without limiting Section 5.2, nothing contained in this Agreement will give the Company, directly or indirectly, the right to control or direct the operations of the Parent Group prior to the Effective Time. Prior to the Effective Time, the Parent Group will exercise, consistent with the terms and conditions of this Agreement, including Section 5.2, complete control and supervision over its operations.

5.3    Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company is a party, and except as would reasonably be expected to result in the loss or waiver of any attorney-client, work product or other applicable privilege (provided, that to the extent the Company or any Company Representative shall withhold information or access due to the risk of loss or waiver of such privilege, the Company or such Company Representative shall notify Parent of such withholding and shall use commercially reasonable efforts to communicate such information in a manner that does not risk such loss or waiver), from the date of this Agreement to the Effective Time, the Company will, and will cause each of its directors, officers and employees, and will instruct each of its accountants, consultants, legal counsel, advisors, agents and other representatives, (collectively, “Representatives” and, with respect to the Company, the “Company Representatives”) to: (i) provide to the Parent Group and their respective Representatives (the “Parent Representatives”) reasonable access at reasonable times during normal operating hours upon prior written notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company as Parent or the Parent Representatives may reasonably request; provided, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made by the Company herein or any of the conditions to the obligations of the parties hereto under this Agreement; provided, further, that any investigation pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Company. The information referred to in the previous sentence shall be subject to the Confidentiality Agreement, dated as of January 7, 2022, by and between the Company and Parent (the “Confidentiality Agreement”); provided, that (i) nothing in the Confidentiality Agreement shall restrict Parent’s or Merger Sub’s ability to take any of the actions expressly contemplated by this Agreement and (ii) in the event that the Company delivers notice to Parent that it intends to effect a Change of Board Recommendation of a type described in Section 5.4(f) or actually effects such Change of Board Recommendation, the restrictions set forth in Section 9 of the Confidentiality Agreement shall terminate and cease to apply to Parent and its Representatives and Affiliates (including Merger Sub). The Company and Parent hereby agree, in accordance with Section 13 of the Confidentiality Agreement, that the Confidentiality Agreement shall be deemed to have been, and hereby is, amended by the provisions of this Section 5.3.

5.4    No-Shop; Acquisition Proposals.

(a)    Except as otherwise permitted by this Section 5.4, each of the Company and Parent will, and will cause its respective directors, officers and employees to, and will instruct its other Representatives to:

i.    (A) immediately cease and cause to be terminated any solicitation, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal, or any inquiry, expression of interest, proposal, discussions, negotiations or offer that would reasonably be expected to lead to an Acquisition Proposal, (B) promptly inform such Persons of the obligations set forth in this Section 5.4, (C) promptly instruct each Person that has previously executed a confidentiality agreement in connection with such Person’s consideration of an Acquisition Proposal to return to Parent or the Company, as applicable, or destroy any non-public information previously furnished to such Person or to any Person’s Representatives by or on behalf of Parent or the Company and (D) promptly terminate all physical and electronic data room access previously granted to such Person and its Representatives; and

ii.    not, directly or indirectly: (A) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (B) participate in any discussions or negotiations relating to any Acquisition Proposal with any Person other than Parent, Merger Sub or the Company, as applicable, (C) furnish to any Person other than Parent, Merger Sub or the Company, as applicable, any non-public information in connection with an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option or other similar Contract providing for or otherwise relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with the terms of this Agreement) or that is intended to result in, or would reasonably be expected to lead to, any Acquisition Proposal (each, an “Alternative Acquisition Agreement”) or (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of Parent or the Company, as applicable.

(b)    Neither Parent nor the Company will terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it is a party, and each of Parent and the Company will enforce the provisions of any such agreement; provided, however, that the Company may grant a waiver of, and will not be obligated to enforce, any such provision (i) to the extent required to permit a party to submit an Acquisition Proposal, (ii) if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law and (iii) the Company promptly (and in any event within 24 hours) notifies Parent of any such waiver, amendment or release.

(c)    From and after the date of this Agreement, Parent and the Company will each promptly (and in any event within 24 hours) (i) notify the other party of (A) any inquiry, proposal or offer (whether written or oral) relating to an Acquisition Proposal (including any material modification thereto) that is received by such party or any of its respective Representatives from any Person (other than Parent, Merger Sub or the Company, as applicable) or (B) any inquiries, requests, proposals or offers received by, or any discussions or negotiations sought to be initiated or continued with such party or any of its respective Representatives concerning an Acquisition Proposal and (ii) disclose to the other party the identity of such person making, and provide an unredacted copy of, any such written Acquisition Proposal or any such inquiry, expression of interest, request, proposal or offer made in writing (or, if made orally, a reasonably detailed description of such Acquisition Proposal, inquiry, request, proposal or offer). The Company will, promptly upon receipt or delivery thereof (and in any event within 24 hours), provide Parent (and its outside counsel) with copies of all drafts and final versions of definitive or other agreements including schedules and exhibits thereto (which may be redacted to the extent necessary to protect confidential information of the Person making such Acquisition Proposal) relating to such Acquisition Proposal, in each case exchanged between the Company or any Company Representatives, on the one hand, and the Person making such Acquisition Proposal or any of its Representatives, on the other hand. The Company will, in person or by telephone, keep Parent reasonably informed of the status and terms (including with respect to any change in price or other material amendments) of any such Acquisition Proposal or other inquiry, request, offer or proposal concerning an Acquisition Proposal. The Company will promptly, and in any event within 24 hours, following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal, notify Parent of such determination.

(d)    Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time on or after the date of this Agreement until the earlier of (1) receipt of the Company Stockholder Approval and (2) the termination of this Agreement in accordance with its terms, (i) the Company has received a bona fide written Acquisition Proposal from a third party, (ii) such Acquisition Proposal did not result from a breach of this Section 5.4, (iii) the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, that such Acquisition Proposal constitutes or could reasonably be likely to lead to a Superior Proposal, (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law and (v) the Company receives from such Person an executed Acceptable Confidentiality Agreement, then the Company may take the following actions: (A) furnish information with respect to the Company to the Person making such Acquisition Proposal pursuant to one or more Acceptable Confidentiality Agreements and/or (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that (x) the Company provides written notice to Parent of the determination referenced in clause (iii) and clause (iv) promptly (and in any event within 24 hours) and (y) the Company will provide to Parent in writing any information concerning the Company provided to such other Person which was not previously provided to Parent or the Parent Representatives prior to or substantially concurrently with the time it is provided to such Person. The Company will deliver to Parent a copy of any executed Acceptable Confidentiality Agreement promptly following its execution.

(e)    Subject to Section 5.4(f) and Section 5.4(g), from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, neither the Company, the Company Board nor any committee thereof will, or will publicly propose to, (i) withhold, withdraw or qualify (or modify in a manner adverse to Parent) (or publicly propose to withhold, withdraw, qualify or so modify) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (ii) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus, (iii) approve, recommend, or otherwise declare advisable (or publicly propose to approve, recommend or otherwise declare advisable) any Acquisition Proposal, (iv) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or (v) authorize, commit, resolve or agree to take any such actions (each such action set forth in clauses (i) through (v) being referred to as a “Change of Board Recommendation”).

(f)    Notwithstanding anything to the contrary contained in this Agreement, if (i) the Company has received a bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.4 and that the Company Board determines in good faith, after consultation with its financial advisor and outside counsel, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms and conditions of this Agreement that have been delivered to the Company by Parent in writing during the Notice Period (or any extension thereof) provided pursuant to this Section 5.4(f), and (ii) the Company Board determines in good faith, after consultation with its outside counsel, that a failure to make a Change of Board Recommendation and/or cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law, then, prior to the time (but not after) the Company Required Vote is obtained, the Company Board may take the following actions: (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) will be void and of no force or effect, unless the Company concurrently pays the Breakup Fee in accordance with Section 7.2(b); and provided, further, that the Company Board may not effect a Change of Board Recommendation pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless:

i.    the Company has provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take such action with respect to such Superior Proposal (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment will not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice will specify the material terms and conditions of such Superior Proposal (including all of the information that is specified in Section 5.4(c)), and the Company has contemporaneously provided a copy of all relevant proposed transaction agreements with the party making such Superior Proposal;

ii.    prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company will, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; provided, that in the event of any material revisions to the Superior Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.4(f) with respect to such new written notice; provided, further, that the Notice Period for any subsequent notice will be shortened from four Business Days to two Business Days; and

iii.    the Notice Period (and any extension thereof) shall have expired.

(g)    Notwithstanding anything to the contrary contained in this Agreement, prior to the time (but not after) the Company Required Vote is obtained, the Company Board may make a Change of Board Recommendation for an Intervening Event if the Company Board has determined in good faith, after consultation with its outside counsel, that, in light of such Intervening Event and taking into account the results of any negotiations with Parent as contemplated by subsection (ii) below and any offer from Parent contemplated by subsection (iii) below, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties owed by the directors of the Company to the stockholders of the Company under applicable Law; provided, however, that the Company Board may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Parent pursuant to the foregoing unless:

i.    the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board’s reason for proposing to effect such Change of Board Recommendation and shall describe in reasonable detail the Intervening Event;

ii.    prior to effecting such Change of Board Recommendation, the Company shall, during the Intervening Event Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Change of Board Recommendation;

iii.    Parent shall not have, within the Intervening Event Notice Period, made an offer to modify the terms and conditions of this Agreement, which is set forth in a definitive written amendment to this Agreement delivered to the Company and executed on behalf of Parent and Merger Sub, that the Company Board has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board to effect such Change of Board Recommendation; and

iv.    the Intervening Event Notice Period shall have expired.

(h)    Nothing contained in this Agreement shall prohibit Parent or the Company (i) from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to such party’s stockholders that the Parent Board or Company Board, as applicable, determines to make in good faith (after consultation with its outside counsel) in order to fulfill its fiduciary duties under, or in order to otherwise comply with, applicable Law, in each case, so long as (A) any such disclosure includes the Parent Board Recommendation or Company Board Recommendation, as applicable, without any modification thereof, and (B) in the case of the Company, does not contain a Change of Board Recommendation.

5.5    Registration Statement, Information Statement and Proxy Statement/Prospectus; Company Stockholder Meeting.

(a)    As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare, and Parent shall file with the SEC, the Registration Statement, which will include the Information Statement and Proxy Statement/Prospectus. Each of Parent and the Company will use their respective reasonable best efforts to (i) cause the Registration Statement, Information Statement and the Proxy Statement/Prospectus, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Registration Statement, Information Statement and the Proxy Statement/Prospectus, (iii) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (iv) keep the Registration Statement effective for so long as necessary to complete the Merger. No filing of, or amendment or supplement to, the Registration Statement, Information Statement or the Proxy Statement/Prospectus, or response to SEC comments with respect thereto, will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the other party and its outside counsel a reasonable opportunity to review and comment thereon, and each party shall consider in good faith all comments reasonably proposed by the other party; provided, however, that the Company, in connection with a Change of Board Recommendation, may amend or supplement the Registration Statement, Information Statement or the Proxy Statement/Prospectus (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 5.5(a) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described therein. The Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act (but in no event earlier than the record date set by the Company for the Company Stockholder Meeting). Parent will cause the Information Statement to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent or the Company, as applicable, will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement, Information Statement or the Proxy Statement/Prospectus, and will, as promptly as practicable after receipt thereof, provide the other with copies of all material correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Registration Statement, Information Statement or the Proxy Statement/Prospectus received from the SEC and advise the other on any oral comments with respect to the Registration Statement, Information Statement or the Proxy Statement/Prospectus received from the SEC. Parent will advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement and the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company will use their respective reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent and the Company will also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or Blue Sky Laws and the rules and regulations thereunder in connection with the Merger. The Company will use its reasonable best efforts to furnish all information concerning the Company and the holders of the Shares as Parent may reasonably request in connection with any such actions. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to the Registration Statement, Information Statement or the Proxy Statement/Prospectus, so that any of such documents would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and each of Parent and the Company shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by law, disseminated to the Company stockholders.

(b)    The Company shall duly establish a record date for and duly call, give notice of and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act (the “SEC Effective Date”) for the purpose of voting on the adoption of this Agreement, provided that the Company Stockholder Meeting shall not be initially scheduled to occur later than forty-five (45) days following the SEC Effective Date. In furtherance of the foregoing and in consultation with Parent, as soon as reasonably practicable after the filing of the Registration Statement, the Company shall set a preliminary record date for the Company Stockholder Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act. The Company shall not, without the consent of Parent, adjourn or postpone, cancel, recess or reschedule, the Company Stockholder Meeting; provided, however, that the Company may postpone or adjourn the Company Stockholder Meeting (A) with the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company has determined in good faith after consultation with outside counsel is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the Company reasonably believes the requisite Company Stockholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Company Stockholder Meeting shall not be postponed or adjourned (x) to a date later than the third Business Day preceding the Outside Date (as it may be extended pursuant to Section 7.1(e)) or (y) for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Company Stockholder Meeting without the prior written consent of Parent. The Company shall, upon the reasonable request of Parent, advise Parent at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Company Stockholder Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval.

(c)    Subject to the provisions of Section 5.4, the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other actions necessary or advisable to secure the Company Stockholder Approval. Without limiting the generality of the foregoing, if, at the time of the originally scheduled date of the Company Stockholder Meeting, a quorum has not been established or the Company has not received proxies representing a sufficient number of Shares for the Company Stockholder Approval, then the Company shall, at the request of Parent (to the extent permitted by Law), adjourn the Company Stockholder Meeting to a date specified by Parent; provided, that the Company shall not be required pursuant to this sentence to adjourn the Company Stockholder Meeting more than two times or for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Company Stockholder Meeting. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated by this Agreement will be the only matters (other than matters of procedure and matters required by Law to be voted on by the stockholders of the Company in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company will propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article 7, the Company’s obligations to hold the Company Stockholder Meeting pursuant to this Section 5.5 will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or by any Change of Board Recommendation.

5.6    Appropriate Action; Consents; Filings.

(a)    Subject to the terms of this Agreement, the Company and Parent will use their respective reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations, confirmations, clearances, certificates, exemptions, registrations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger.

(b)    In furtherance and not in limitation of Section 5.6(a), each party hereto agrees to make any appropriate filings, if necessary or advisable, (x) pursuant to the HSR Act within 20 Business Days of the date of this Agreement (unless otherwise mutually agreed between the parties) or (y) pursuant to other applicable Competition Laws with respect to the Merger as promptly as practicable. Each of Parent, Merger Sub and the Company will (i) cooperate and coordinate with the other in the making of any filings or submissions that are required to be made under any applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by the Federal Trade Commission, the Department of Justice or other Governmental Entities in which any such filings or submissions are made as promptly as practicable, and (iv) use their respective reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any applicable Competition Laws as soon as reasonably practicable following the date of this Agreement (and prior to the Outside Date) (as may be extended pursuant to Section 7.1(e)); provided, that in the event of any disagreement between the parties regarding the strategy in respect of the foregoing, such matters will be determined by Parent in its good faith reasonable discretion. Without limiting the generality of the foregoing, (A) both Parent and Company (and their respective Subsidiaries and Affiliates) shall contest, defend and appeal any Proceedings brought by a Governmental Entity, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to compel any divestiture by Parent or the Company or any of their respective Subsidiaries of shares of capital stock or of any business, assets or property, or to impose any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties or stock to avoid or eliminate any impediment under the HSR Act or similar applicable Law, and (B) Parent and the Company shall not, and shall not permit any of their respective Subsidiaries and, in the case of Parent, the Indigo Stockholder to, (1) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in or otherwise make any investment in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire or make any investment in any assets, and (2) enter into, significantly expand or publicly announce an agreement to form a joint venture, strategic alliance or strategic partnership with another Person, in each case (1) and (2), if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger, consolidation, investment, agreement or expansion would reasonably be expected to (I) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Entity necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (II) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated hereby or (III) materially delay the consummation of the transactions contemplated hereby.

(c)    In furtherance and not in limitation of Section 5.6(a), each party hereto agrees to make any appropriate filings, if necessary or advisable, pursuant to any other applicable Laws with respect to the Merger as promptly as practicable. Each of Parent, Merger Sub, and the Company will (i) cooperate and coordinate with the other in the making of any filings, registrations, notices, applications, submissions, information or documentation, including Joint Applications, that are required to be made or advisable under any other applicable Laws or requested to be made by any Governmental Entity in connection with the transactions contemplated by this Agreement, including but not limited to, with the FAA, the DOT under 49 U.S.C. §§ 40109, 41105, and 41110, and the FCC, (ii) supply the other or its outside counsel with any information that may be required or requested by any Governmental Entity in connection with such filings, registrations, notices, applications, submissions, information or documentation, (iii) supply any additional information that may be required or requested by the FAA, the DOT, the FCC or any other Governmental Entities, in connection with any such filings, registrations, notices, applications, submissions, information or documentation as promptly as practicable, and (iv) use their respective reasonable best efforts to obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FAA, the DOT, the FCC, and any other Governmental Entity.

(d)    Without limiting the generality of anything contained in this Section 5.6, each party hereto will: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation or Proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation or Proceeding; (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice, the FAA, the DOT, the FCC, the DHS, the TSA or any other Governmental Entity regarding the Merger; (iv) except in respect of the matters described in clause (v) immediately below, consult and cooperate with the other parties and consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted to a Governmental Entity (other than a Competition Authority) in connection with the Merger or any of the other transactions contemplated by this Agreement, (v) permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed substantive communication by such party to the U.S. Department of Justice or the applicable Governmental Entity of another jurisdiction from which consent, license, permit, waiver, exemption, approval, authorization, confirmation, clearance, certificate, registration or order is required under applicable Competition Law in connection with the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Competition Authorities”) relating to any request, inquiry, investigation or Proceeding by or before a Competition Authority with respect to the Merger or any of the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any request, inquiry or investigation by, or and Proceeding before, a Competition Authority, each party will permit authorized Representatives of the other party to be present at each meeting or conference relating to such any request, inquiry, investigation or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to a Competition Authority in connection with such request, inquiry, investigation or Proceeding. None of Parent, Merger Sub or the Company will agree to participate in any substantive meeting, telephone call or discussion with a Competition Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties in advance and, except as may be prohibited by a Competition Authority or by any Law, will permit authorized Representatives of the other parties to be present at each substantive meeting, telephone call or discussion. Each of Parent, Merger Sub and the Company will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted as necessary to (i) comply with contractual arrangements and (ii) address reasonable attorney-client or other privilege or confidentiality concerns.

(e)    Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary license, permit, waiver, approval, authorization or order of a Governmental Entity (including under the HSR Act), neither Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business (or, following the Closing, the combined business) in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business (or, following the Closing, the combined business) in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent, the Company or their respective Subsidiaries or Affiliates.

(f)    The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however, that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers.

(g)    Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent and the Company, no party shall not pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person and (ii) neither Parent nor the Company nor any of their respective Subsidiaries and Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

5.7    Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto will promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would or would be reasonably likely to (i) cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (ii) prevent or materially delay the consummation of the transaction contemplated by this Agreement, (b) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied, (c) receipt of any written notice to the receiving party from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement and the pursuit of such consent would (in the good faith determination of such party) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or (d) receipt of any notice or other communication from any Governmental Entity, the NYSE or NASDAQ (or any other securities market) in connection with the Merger; provided, however, that the delivery of any notice pursuant to this Section 5.7 will not limit, cure any breach of or otherwise affect any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. Each of the Company and Parent will promptly notify the other party of any action (or threats of action) by the FAA or the DOT that materially amends, modifies, suspends, revokes, terminates, cancels or withdraws any Company Permit or Company Slots, in the case of the Company, or any Parent Permits or Parent Slots, in the case of Parent.

5.8    Public Announcements. Each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby will be issued by any party without the prior written consent of the Company and Parent (which consent will not be unreasonably withheld, delayed or conditioned), except (a) as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which the relevant party is subject, in which case the party required to make the release or announcement will use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, (b) to the extent such release or announcement contains information that is consistent with the press release referred to in the subsequent sentence or any other previously issued or made in accordance with this Section 5.8 or (c) with respect to any Change of Board Recommendation made in accordance with this Agreement. The Company, Parent and Merger Sub agree that the press release announcing the execution and delivery of this Agreement of each of Parent and the Company will not be issued prior to the written consent of each of the Company and Parent, as the case may be, which consent shall not be unreasonably withheld, delayed or conditioned.

5.9    Employee Benefit Matters.

(a)    For a period of one year following the Effective Time, Parent will provide, or will cause to be provided, to each employee of the Company who continues to be employed by a member of the Parent Group (individually, a “Continuing Employee” and collectively, “Continuing Employees”) who is not covered by a Company CBA with (i) a base salary or wage rate that is no less favorable than the base salary or wage rate provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) target cash bonus opportunity and commissions opportunity that are no less favorable in the aggregate than the target cash bonus opportunity and commissions opportunity provided to such Continuing Employee as of immediately prior to the Effective Time and (iii) employee benefits (excluding equity and equity-based incentives and, subject to Section 5.9(d), severance benefits) that are no less favorable in the aggregate than employee benefits (excluding equity and equity-based incentives and, subject to Section 5.9(d), severance benefits) provided to such Continuing Employee as of immediately prior to the Effective Time. The employment terms and conditions of each Continuing Employee whose employment is covered by a Company CBA shall be governed by the applicable Company CBA.

(b)    As of and following the Effective Time, Parent may satisfy its obligations pursuant to Section 5.9(a) in respect of employee benefits by (i) continuing Company Benefit Plans with respect to Continuing Employees, (ii) permitting Continuing Employees and, as applicable, their eligible dependents, to participate in the employee benefit plans, programs or policies (including any plan intended to qualify within the meaning of Section 401(a) of the Code and any vacation, sick, or personal time off plans or programs) of Parent, or (iii) a combination of clauses (i) and (ii). To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, Parent shall use commercially reasonable efforts to, and shall cause the Surviving Corporation to use commercially reasonable efforts to, treat, and cause the applicable benefit plans in which Continuing Employees are entitled to participate to treat, the service of Continuing Employees with the Company or any of its predecessors to the extent previously recognized by the Company as of the date hereof attributable to any period before the Effective Time as service rendered to Parent, the Surviving Corporation or any Subsidiary of Parent for purposes of eligibility to participate, vesting and for other appropriate benefits including the applicability of minimum waiting periods for participation, but excluding benefit accrual (including minimum pension amount) under equity incentive plans, defined benefit pension plans or retiree welfare benefit plans of Parent, or as would otherwise result in a duplication of benefits. Without limiting the foregoing, Parent shall use commercially reasonable efforts to cause any pre-existing conditions or actively at work or similar limitations, eligibility waiting periods, evidence of insurability requirements or required physical examinations under any health or similar plan of Parent to be waived with respect to Continuing Employees and their eligible dependents; provided, however, that with respect to preexisting conditions, such conditions shall be waived to the extent waived under the corresponding plan in which Continuing Employees participated as of immediately prior to the Effective Time. Parent shall also use commercially reasonable efforts to cause any deductibles paid by Continuing Employees under any of the Company’s health, dental, vision or similar plans in the plan year in which Continuing Employees and their eligible dependents are transitioned to Parent’s health, dental, vision or similar plans to be credited towards deductibles under the health plans of Parent or any Subsidiary of Parent.

(c)    If the Closing occurs on or before December 31, 2022, (i) annual cash bonuses in respect of the period between January 1, 2022 and the Closing Date shall be paid to employees of the Company within three (3) Business Days following the Closing in amounts calculated based on the level of performance attained as of immediately prior to the Closing, as determined by the Company Board (or a duly authorized committee thereof) in accordance with applicable performance and other customary criteria consistent with past practice, and prorated to reflect the portion of the 2022 performance period elapsed as of the Closing Date and (ii) Parent shall, or shall cause the Surviving Corporation to, pay Continuing Employees an annual bonus in respect of the 2022 fiscal year equal to the excess of (x) the annual bonus payable under the applicable Company bonus plan for 2022 as in effect as of the Closing Date calculated based on actual performance for the entire 2022 fiscal year over (y) the bonus paid to such Continuing Employee pursuant to clause (i) of this Section 5.9(c). If the Closing occurs in 2023 but prior to the date on which annual cash bonuses in respect of 2022 are determined and paid, such bonus payments in respect of 2022, if any, shall be calculated on the basis of actual performance for the 2022 performance period under the terms of the applicable Company bonus plan as shall be determined by the Parent Board (or a duly authorized committee thereof) in good faith using a methodology reasonably consistent with the past practices of the Company Board (or a duly authorized committee of non-employee directors thereof). In addition, if the Closing does not occur prior to March 1, 2023, then, notwithstanding anything in Section 5.1 to the contrary, the Company shall, following prior consultation with Parent, be permitted to adopt performance goals with respect to an annual cash bonus program for the Company’s 2023 fiscal year in the ordinary course of business, and in such case Parent shall, or shall cause the Surviving Corporation to, honor such bonus program for Continuing Employees in accordance with its terms (subject to commercially reasonable adjustments after the Closing Date as required for integration purposes). Except as otherwise provided in an applicable employment agreement or in an applicable severance plan adopted by the Company, in each case, prior to the date of this Agreement or in accordance with this Section 5.9, in order to be eligible to receive any bonus payment pursuant to this Section 5.9(c), a Continuing Employee must be employed by either the Company or a member of the Parent Group on the date the bonus is paid (or, with respect to any bonus period in 2022 ending on or prior to the Closing Date, the Closing Date), and if not so employed on such date, any bonus payment otherwise due to such individual shall be forfeited.

(d)    Parent hereby acknowledges that the consummation of the Merger and the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of each Company Benefit Plan. From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, be bound by, honor and comply with the terms of each employment, severance and change in control plan, policy and agreement and other Company Benefit Plan listed in Section 5.9(d) of the Company Disclosure Schedule.

(e)    From and after the Closing, Parent shall, or shall cause one of its affiliates to, be bound by, and to comply with the terms of, the Company CBAs as in effect as of the Closing Date until Parent or its affiliates negotiate a new collective agreement. Notwithstanding anything to the contrary in this Section 5.9, Parent further agrees that the provisions of this Section 5.9 shall be subject to any applicable provisions of the Company CBA in respect of Continuing Employees, to the extent such provisions are inconsistent with or otherwise in conflict with the provisions of any such Company CBA as in effect as of the date of this Agreement. Furthermore, Parent agrees to honor all applicable seniority integration or similar rights contained in any Company CBA in accordance with the terms thereof.

(f)    Nothing in this Agreement will require the continued employment of any Person and no provision of this Agreement will prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan or benefit plans, programs, agreements or arrangements of any Parent or its Subsidiaries. The Company and Parent acknowledge and agree that all provisions contained in this Agreement with respect to Service Providers are included for the sole benefit of the respective parties signatory hereto and will not create any right in any other Person, including any employees, former employees, any participant in any Company Benefit Plan or any beneficiary or dependent thereof, or any collective bargaining representative thereof, nor will require the Company to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any Service Provider, and any such plan may be amended or terminated in accordance with its terms and applicable Law. This Agreement is not intended to amend any Company Benefit Plan.

(g)    From and after the date of this Agreement until the Effective Time, the Company agrees that any material written or formal oral communications to employees of the Company regarding the terms and conditions of their employment (including compensation and benefits) following the Merger will include the disclaimer set forth in Section 5.9(f) and shall be subject to prior review and (to the extent such communications are not limited to a description or summary of the terms expressly set forth in this Section 5.9, in Section 2.5 or in a Company Benefit Plan set forth in Section 5.9(d) of the Company Disclosure Schedule) approval by Parent and its outside counsel (any such approval not to be unreasonably withheld, conditioned or delayed).

5.10    Indemnification of Directors and Officers.

(a)    For a period of six years from and after the Effective Time, the Surviving Corporation will, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to applicable Law, the Company Charter, the Company Bylaws and indemnification agreements in existence on the date of this Agreement with any directors, officers and employees of the Company arising out of acts or omissions in their capacity as directors, officers or employees of the Company occurring at or prior to the Effective Time. The Surviving Corporation will, and Parent shall cause the Surviving Corporation to, advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceedings with respect to the matters subject to indemnification pursuant to this Section 5.10(a) in accordance with the procedures set forth in the Company Bylaws and indemnification agreements in existence on the date of this Agreement.

(b)    For a period of six years from and after the Effective Time, Parent will cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of directors and officers of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws. The Surviving Corporation will cause the indemnification agreements in existence on the date of this Agreement with any of the directors, officers or employees of the Company to continue in full force and effect in accordance with their terms following the Effective Time.

(c)    The Surviving Corporation shall either (i) cause to be obtained at the Effective Time “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as the Company’s existing policies (accurate and complete copies which have been previously provided to Parent) for claims arising from facts or events that occurred on or prior to the Effective Time or (ii) maintain in effect for six (6) years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (the “D&O Insurance”); provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are substantially equivalent and in any event not less favorable in the aggregate than the Company’s existing policy with respect to matters occurring prior to the Effective Time; provided, however, that the Surviving Corporation will not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid prior to the date of this Agreement (which annual premium is set forth on Section 5.10 of the Company Disclosure Schedule). The provisions of the immediately preceding sentence will be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent will cause the Surviving Corporation to maintain such policies in full force and effect and continue to honor the obligations thereunder.

(d)    In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, will assume the obligations set forth in this Section 5.10.

(e)    The obligations under this Section 5.10 will (i) continue, notwithstanding any six-year limitation referred to above, until the final disposition of any action, suit, proceeding or investigation brought or commenced during such six-year period and (ii) not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies will be third-party beneficiaries of this Section 5.10).

5.11    State Takeover Laws. If any “control share acquisition,” “fair price,” “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent, Merger Sub or the Merger, including the acquisition of Shares pursuant thereto or any other transaction contemplated by this Agreement, then the Company Board will take all action necessary to render such Law inapplicable to the foregoing.

5.12    Parent Agreement Concerning Merger Sub. Parent agrees to cause Merger Sub to comply with its obligations under this Agreement. Promptly following the execution of this Agreement, Parent shall execute and deliver a consent as sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and provide a copy of such consent to the Company.

5.13    Section 16 Matters. Prior to the Effective Time, each of the Company Board, or a duly authorized committee of non-employee directors thereof, and the Parent Board, or a duly authorized committee of non-employee directors thereof, will adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act (“Section 16”) of Shares or Company Equity Awards, and the acquisition by any Person who is or will after the Effective Time be, a covered Person of Parent for purposes of Section 16 of Parent Common Stock, Parent Options and Parent RSU Awards (including Parent Common Stock issuable upon the exercise or settlement thereof) pursuant to this Agreement and the Merger and any disposition by any such Person of Parent Common Stock in connection with any withholding or payment of Taxes or other withholding or deemed disposition on vesting or settlement will be an exempt transaction for purposes of Section 16 of the Exchange Act.

5.14    Company Stock Exchange Delisting; Deregistration. The Company and Parent will cooperate and use their respective reasonable best efforts to cause the delisting of the shares of Company Common Stock from the NYSE and the deregistration of such shares as promptly as practicable following the Effective Time in compliance with applicable Law.

5.15    Stockholder Litigation. Parent or the Company, as applicable, will promptly provide the other with any pleadings and correspondence relating to any Proceedings involving it, any of its officers or directors or any other of its Representatives relating to this Agreement or the transactions contemplated hereby and will keep the other reasonably and promptly informed regarding the status of any such Proceedings. Parent or the Company, as applicable, will cooperate with and give the other a reasonable opportunity to participate in, the defense or settlement of any such Proceeding, and no such settlement will be agreed to without the prior written consent of the other (such consent not to be unreasonably withheld, delayed or conditioned). Without limiting the preceding sentence, Parent or the Company, as applicable, will give the other the right to review and comment on all filings or responses to be made by it in connection with any such Proceeding, and it will in good faith take such comments into account.

5.16    Governance Matters.

(a)    Immediately following the Effective Time, the Parent Board shall have twelve (12) members, (i) seven (7) of whom shall be designated by Parent (the “Parent Designees”) and (ii) five (5) of whom shall be designated by the Company (the “Company Designees”). In the event the Chief Executive Officer determined pursuant to Section 5.16(b) is (A) an employee or executive of Parent immediately prior to Closing, then the Chief Executive Officer shall be deemed a Parent Designee or (B) an employee or executive of the Company immediately prior to Closing, then the Chief Executive Officer shall be deemed a Company Designee. Parent shall take such actions as are reasonably necessary to cause such directors to be appointed to the Parent Board as of immediately after the Effective Time (with such directors to be appointed to such classes as set forth on Section 5.16(a) of the Parent Disclosure Schedule), to serve in such capacity until his or her successor is duly elected or appointed and qualified in accordance with applicable Law or until such director’s earlier death, resignation or removal.

(b)    Prior to the Closing, the Parent Board (or a committee thereof) shall determine the Chief Executive Officer of Parent. Prior to the Closing, the Parent Board may delegate such determination to a committee of the Parent Board, provided that such committee consists of the Chairman of the Parent Board and such other directors as selected by the Chairman of the Parent Board, in such person’s sole discretion.

(c)    Prior to the Closing, the Parent Board (or a committee thereof) shall determine the location of the headquarters and the brand of the combined business of Parent and the Company following the Closing, provided that in no event shall such decision be announced or made public prior to the earlier of (i) the Closing Date or (ii) July 1, 2022. Prior to the Closing, the Parent Board may delegate such determination to a committee of the Parent Board, provided that such committee consists of the Chairman of the Parent Board and such other directors as selected by the Chairman of the Parent Board, in such person’s sole discretion.

(d)    Following the Closing, the Chairman of the Parent Board immediately prior to Closing shall continue as Chairman of the Parent Board.

5.17    Tax Matters.

(a)    Except as provided in Section 2.3(b), each of Parent, Merger Sub and the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the transactions contemplated hereby. The parties shall cooperate in good faith to prepare and timely deliver any certificate or instrument necessary for a party hereto to claim an applicable exemption from any such Taxes otherwise payable.

(b)    Provided that the Control Requirement is satisfied as of the Closing Date: (i) each of Parent, Merger Sub and the Company intends that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify and shall not take, or cause to be taken, any action that would be reasonably expected to prevent, preclude or impede the Merger from so qualifying, and the parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), and (ii) unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent position therewith in any Tax Return. If either the Company or Parent wishes to obtain a tax opinion regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, each of Parent, Merger Sub and the Company shall reasonably cooperate with each other and with the tax counsel that are to render the tax opinion, including by providing appropriate representations as to factual matters.

5.18    Company Convertible Notes.

(a)    Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall take all actions required by, or all commercially reasonable actions requested by Parent pursuant to and in compliance with, the Convertible Notes Indenture to be performed by the Company as a result of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, including (i) the giving of any notices that may be required by the Convertible Notes Indenture or reasonably requested by Parent, and (ii) delivery to the trustee, the holders of Company Convertible Notes or other applicable Person, as applicable, of any instruments, certificates, opinions of the Company’s counsel or other documents required by the Convertible Notes Indenture or reasonably requested by Parent in connection with the execution, delivery or performance of this Agreement, the transactions contemplated hereby or as otherwise required by, or reasonably requested by Parent pursuant to or in compliance with, the Convertible Notes Indenture. The Company shall deliver a copy of any such notice, instrument, certificate, opinion or other document to Parent at least three (3) Business Days (or such shorter period of time as may be required to comply with the terms of the Convertible Notes Indenture) prior to delivering such notice or entering into such other document or instrument, and shall consider any reasonable comments thereto proposed by Parent in good faith. Without limiting the generality of the foregoing, the Company and the Surviving Corporation shall execute and deliver (or cause to be executed and delivered, as applicable), in accordance with the Convertible Notes Indenture, supplemental indentures and any other documents or instruments as may be requested by the trustee in connection with the execution of such supplemental indentures, in each case in form and substance reasonably acceptable to the trustee and the Company, pursuant to and with such terms as required under the Convertible Notes Indenture.

(b)    Prior to the Effective Time and without the written consent of Parent, the Company shall not take any action that would result in an adjustment to the “Conversion Rate” (as defined in the Convertible Note Indentures) of the Company Convertible Notes, other than in connection with the entry into or the consummation of the transactions contemplated by this Agreement.

(c)    Except as provided for in Section 5.18(a), prior to the Effective Time and without the written consent of Parent, the Company shall not amend the Convertible Notes Indenture.

(d)    Prior to the Effective Time, the Company shall comply with all requirements of the Convertible Notes Indenture. Following the Effective Time, the Surviving Corporation shall comply with all requirements of the Convertible Notes Indenture.

(e)    Prior to the Effective Time, the Company shall settle any conversions of (i) the 2025 Convertible Notes pursuant to “Physical Settlement” (as defined in the 2025 Convertible Note Indenture) and (ii) the 2026 Convertible Notes pursuant to “Cash Settlement” (as defined in the 2026 Convertible Note Indenture).

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1    Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)    The Company Stockholder Approval shall have been obtained.

(b)    (i) The waiting period applicable to the consummation of the Merger under the HSR Act (and any customary timing agreement with any Governmental Entity to toll, stay, or extend any such waiting period, or to delay or not to consummate the Merger contemplated by this Agreement entered into in connection therewith) shall have expired or been terminated and (ii) all consents, registrations, notices, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations required to be obtained from, or delivered to, as applicable, the FAA, the DOT, and the FCC in connection with the consummation of the Merger shall have been obtained or delivered, as applicable.

(c)    (i) No Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action (whether temporary, preliminary or permanent) enjoining or otherwise prohibiting the making or consummation of the Merger and (ii) there shall be no Law in effect which makes the Merger illegal or prohibits or otherwise prevents the consummation of the Merger.

(d)    The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened unless subsequently withdrawn.

(e)    The shares of Parent Common Stock to be issued in the Merger shall have been authorized and approved for listing on NASDAQ (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance.

6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)    (i) The representations and warranties of the Company contained in Section 3.1, Section 3.2(d), Section 3.3, Section 3.9, Section 3.29 and Section 3.30 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of the Company contained in the first sentence of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c), Section 3.2(e) and the first and second sentences of Section 3.34 shall be true and correct in all respects (except for de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time) and (iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 3.11(b) or in the term “Company Material Contract”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any representation and warranty that is expressly made as of a specific date or time, which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Company Material Adverse Effect.

(b)    The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c)    Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d)    Parent shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.2 have been satisfied.

6.3    Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or (to the extent permitted by applicable Law) written waiver (where permissible) at or prior to the Effective Time of each of the following conditions:

(a)    (i) The representations and warranties of Parent and Merger Sub contained in Section 4.1, Section 4.2(d), Section 4.3 and Section 4.33 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all material respects as of such date or time), (ii) the representations and warranties of Parent and Merger Sub contained in the first sentence of Section 4.2(a), the first sentence of Section 4.2(b), Section 4.2(c) and Section 4.2(e) shall be true and correct in all respects (except for de minimis deviations) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for any representation and warranty that is expressly made as of a specific date or time (which needs only be true and correct in all respects (except for de minimis deviations) as of such date or time) and (iii) all other representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based upon the concept of materiality or similar phrases contained therein, other than the representations set forth in Section 4.11(b) or in the term “Parent Material Contract”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date (other than any representation and warranty that is expressly made as of a specific date or time, which needs only be true and correct in all respects as of such date or time), except where the failure of such representations and warranties in this clause (iii) to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate with all other such failures to be true or correct, a Parent Material Adverse Effect.

(b)    Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement at or prior to the Closing, or any breach or failure to do so shall have been cured.

(c)    Since the date of this Agreement, there shall not have occurred a Parent Material Adverse Effect.

(d)    The Company shall have received a certificate of Parent, executed by an executive officer of Parent, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub:

(a)    By mutual written consent of Parent and the Company, by action of their respective Boards of Directors, at any time prior to the Effective Time;

(b)    By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity has issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action has become final and nonappealable (which Order the party seeking to terminate this Agreement has used its reasonable best efforts to resist, resolve or lift, as applicable, as required by Section 5.6);

(c)    By Parent, if a Triggering Event has occurred;

(d)    By the Company, in connection with the Company Board’s causing the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.4(f);

(e)    By Parent or the Company, if the Effective Time has not occurred on or before February 5, 2023 (the “Outside Date”); provided, however, that the Outside Date shall be automatically extended to August 5, 2023 (as so extended, the “Extended Outside Date”) if the condition set forth in Section 6.1(b) (or Section 6.1(c), to the extent related to Section 6.1(b)) has not been satisfied prior to the initial Outside Date (but all other conditions to Closing are satisfied, other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time); provided, further, that the Extended Outside Date shall be automatically extended to February 5, 2024 (as so extended, the “Second Extended Outside Date”) if the condition set forth in Section 6.1(b) (or Section 6.1(c), to the extent related to Section 6.1(b)) has not been satisfied prior to the Extended Outside Date (but all other conditions to Closing are satisfied, other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied at such time); provided, further, that the Company and Parent may agree to further extend the Second Extended Outside Date by mutual written agreement; and provided, further, that the right to terminate this Agreement under this Section 7.1(e) shall not be available to any party whose failure to fulfill any agreements or covenants under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(f)    By Parent, if: (i) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement or a breach of any covenant of the Company contained in this Agreement, in any case, such that any condition to the Merger in Section 6.2(a) or Section 6.2(b) is not satisfied, (ii) Parent has delivered to the Company written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date (as may be extended pursuant to Section 7.1(e)) and (y) the thirtieth day following the delivery of such written notice to the Company; provided, however, that Parent will not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if: (A) any covenant of Parent or Merger Sub contained in this Agreement has been breached such that the condition to the Merger in Section 6.3(b) is not satisfied; or (B) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement such that the condition to the Merger in Section 6.3(a) is not satisfied;

(g)    By the Company, if: (i) there is an Uncured Inaccuracy in any representation or warranty of Parent or Merger Sub contained in this Agreement or breach of any covenant of Parent or Merger Sub contained in this Agreement, in any case, such that any condition to the Merger in Section 6.3(a) or Section 6.3(b) is not satisfied, (ii) the Company has delivered to Parent written notice of such Uncured Inaccuracy or breach and (iii) either such Uncured Inaccuracy or breach is not capable of cure or, if curable, has not been cured in all material respects prior to the earlier of (x) the Outside Date (as may be extended pursuant to Section 7.1(e)) and (y) the thirtieth day following the delivery of such written notice to Parent; provided, however, that the Company will not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if: (A) any covenant of the Company contained in this Agreement has been breached such that the condition to the Merger in Section 6.2(b) is not satisfied; or (B) there is an Uncured Inaccuracy in any representation or warranty of the Company contained in this Agreement such that the condition to the Merger in Section 6.2(a) is not satisfied; or

(h)    By Parent or the Company, if the Company Required Vote shall not have been obtained at the Company Stockholder Meeting duly convened therefor, including at any adjournment or postponement thereof.

7.2    Effect of Termination.

(a)    In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement will forthwith become void and of no effect, and there will be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors except (i) the Confidentiality Agreement (as amended hereby) and Section 3.35, Section 4.37, the last two sentences of Section 5.3, this Section 7.2 and Article 8 shall remain in effect and (ii) nothing herein shall relieve any party from any liabilities or damages incurred or suffered by a party as a result of the Intentional Breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the date of such termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or equity.

(b)    In the event that this Agreement is terminated pursuant to Section 7.1(c) or Section 7.1(d), then the Company will pay to Parent prior to or concurrent with such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Breakup Fee.

(c)    In the event that (i) this Agreement is terminated pursuant to Section 7.1(e), Section 7.1(f) (solely with respect to any Intentional Breach of Section 5.4 or Section 5.5) or Section 7.1(h), (ii) prior to the date of the

Company Stockholder Meeting (or prior to the termination of this Agreement if there has been no Company Stockholder Meeting) an Acquisition Proposal will have been publicly announced and is not withdrawn and (iii) within 12 months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into a definitive written agreement providing for the consummation of any Acquisition Proposal which is ultimately consummated, then, concurrently with the consummation of such Acquisition Proposal, the Company will pay to Parent the Breakup Fee; provided, that for purposes of this Section 7.2(c), the term “Acquisition Proposal” will have the meaning assigned to such term in Section 8.4, except that the references to “20%” will be deemed to be references to “50%”.

(d)    In the event that this Agreement is terminated pursuant to Section 7.1(h), the Company will pay to Parent the reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Parent in connection with the transactions contemplated by this Agreement up to $25,000,000 (the “Expense Reimbursement”), with such payment being made concurrently with the termination of this Agreement by the Company or within two (2) Business Days of a termination of this Agreement by Parent.

(e)    In no event shall the Company be required to pay the Breakup Fee to Parent on more than one occasion. Any payment of the Expense Reimbursement shall reduce, on a dollar-for-dollar basis, any Breakup Fee that becomes due and payable under Section 7.2(c). All payments under this Section 7.2 will be made by wire transfer of immediately available funds to the account designated by Parent on Section 7.2(e) of the Parent Disclosure Schedule. Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Breakup Fee is payable. Accordingly, if the Company fails to promptly pay any amounts due pursuant to this Section 7.2 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.2, the Company shall pay to Parent interest on the amounts due pursuant to this Section 7.2 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. If a suit is brought over the payments under this Section 7.2, the prevailing party shall be entitled to reimbursement of its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with such suit.

(f)    Subject to clause (ii) of Section 7.2(a) in the case of Intentional Breach, in the event that the Breakup Fee is paid or payable pursuant to this Section 7.2, Parent’s right to receive payment of the Breakup Fee shall be the sole and exclusive remedy of Parent and its Affiliates and Representatives against the Company and its Affiliates and Representatives under this Agreement or arising out of or related to this Agreement or the transactions contemplated hereby, and upon payment of such amount, neither the Company nor any of its Affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise.

7.3    Amendment. This Agreement may be amended by the Company, Parent and Merger Sub by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or of Merger Sub; provided, however, that, after adoption of this Agreement by such stockholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto that expressly refers to this Section 7.3.

7.4    Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any Uncured Inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby that expressly refers to this Section 7.4, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time. This Section 8.1 will not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

8.2    Fees and Expenses. Except for (a) the expenses in connection with printing and mailing the Proxy Statement/Prospectus, Information Statement and the Registration Statement required in connection with the actions specified in Section 5.5, (b) all SEC filing fees relating to the Merger and (c) the fees in connection with the approvals required under Section 6.1(b) related to the Merger (each of which fees and expenses shall be borne, in each case, equally by Parent and the Company), all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

8.3    Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by email transmission (provided, that (x) confirmation of email transmission is obtained and (y) any notice received by email transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day) or (ii) on the next Business Day if transmitted by national overnight courier service, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Frontier Group Holdings, Inc.

4545 Airport Way

Denver CO, 80239

Attention:        Howard Diamond

Email:              [***]

with a copy to (for information purposes only):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention:        Anthony J. Richmond

                         Mark M. Bekheit

Email:              [***]

                         [***]

If to the Company, addressed to it at:

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Attention:        Thomas Canfield

Email:              [***]

with a copy to (for information purposes only):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:        Gregory V. Gooding

                         William D. Regner

Email:              [***]

                          [***]

8.4    Certain Definitions. For purposes of this Agreement, the term:

“2025 Convertible Notes” means the Company’s 4.75% Convertible Senior Notes due 2025, issued under the 2025 Convertible Notes Indenture.

“2025 Convertible Notes Indenture” means that certain Indenture, dated as of May 12, 2020, between the Company and Wilmington Trust, National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of May 12, 2020, between the Company and Wilmington Trust, National Association, as trustee, as amended or supplemented to the date of this Agreement.

“2026 Convertible Notes” means the Company’s 1.00% Convertible Senior Notes due 2026, issued under the 2026 Convertible Notes Indenture.

“2026 Convertible Notes Indenture” means that certain Indenture, dated as of May 12, 2020, between the Company and Wilmington Trust, National Association, as trustee, as supplemented by that certain Second Supplemental Indenture, dated as of April 30, 2021, between the Company and Wilmington Trust, National Association, as trustee, as amended or supplemented to the date of this Agreement.

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement that (i) does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 5.4 or any other provision of this Agreement and (ii) contains confidentiality provisions that are no more favorable in the aggregate to the counterparty than those contained in the Confidentiality Agreement; provided, that such agreement need not include any “standstill” or similar restriction.

“Acquisition Proposal” means, with respect to Parent or the Company, any offer or proposal from any person or group (other than Parent, Merger Sub or the Company) concerning any, in a single transaction or series of related transactions, direct or indirect, (a) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Parent or the Company, as applicable, which would result in any Person or group (or the shareholders of any Person or group) beneficially owning, directly or indirectly, more than 20% or more of the voting power of Parent or the Company, as applicable, or 20% of the voting power of the surviving entity in a merger involving Parent or the Company, as applicable, or the resulting direct or indirect parent of the Parent or the Company, as applicable, or such surviving entity (or any securities convertible into, or exchangeable for, securities representing such voting power), (b) sale, lease, exchange, transfer, license or other disposition of assets of Parent or the Company, as applicable, representing 20% or more of the consolidated assets of Parent or the Company (whether based on the fair market value, revenue generation or net income), (c) issuance or sale by Parent or the Company, as applicable, of Equity

Interests representing, convertible into or exchangeable for 20% or more of the voting power of Parent or the Company, (d) transaction in which any Person will acquire beneficial ownership or the right to acquire beneficial ownership or any group has been formed which beneficially owns or has the right to acquire beneficial ownership of, Equity Interests representing 20% or more of the voting power of Parent or the Company, as applicable, (e) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that if consummated would result, directly or indirectly, in any person or group (or the shareholders of any person or group) beneficially owning 20% or more of the voting power of Parent or the Company, as applicable, or (f) any combination of the foregoing (in each case, other than the Merger).

“Affiliate” or “affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Breakup Fee” means an amount, in cash, equal to $94.2 million.

“Business” means the business conducted by the Company and its Subsidiaries.

“Business Day” means any day (other than Saturday or Sunday) on which commercial banks banking in the County of New York, New York are not required or permitted by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 (Mar. 27, 2020), as the same may be amended from time to time.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plans” means, other than Foreign Benefit Plans and “multiemployer plans” (as defined in Section 3(37) of ERISA), all material “employee benefit plans” as defined in Section 3(3) of ERISA and all material bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all material employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which a member of the Company Group is a party, with respect to which any member of the Company Group has any obligation or which are maintained, contributed to or sponsored by any member of the Company Group for the benefit of any current or former employee, officer, director or consultant of any member of the Company Group.

“Company Convertible Notes” means the 2025 Convertible Notes and 2026 Convertible Notes.

“Company Equity Award” means a Company RSU Award, Company Performance Share Award, 2022 Company Performance Share Award or any other equity award granted under a Company Equity Award Plan.

“Company Equity Award Plans” means the Company’s 2011 Equity Incentive Award Plan and the Company’s 2015 Incentive Award Plan.

“Company Group” means the Company and each Subsidiary of the Company.

“Company IT Assets” means any and all computers, computer software, applications (including but not limited to web and mobile applications), firmware, middleware, servers, workstations, devices, digital storage media, routers, hubs, switches, networks, data communications lines and all other information technology equipment, and all associated documentation, owned by, or licensed or leased to, the Company Group (excluding, in each case, any public networks).

“Company Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company Group, taken as a whole, or (b) prevents, or materially delays, the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any development in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world in which the Company conducts business or any industry-wide development generally affecting airline companies; (ii) any change in GAAP or any change in applicable Laws applicable to the operation of the business of the Company; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the Merger (it being understood that this clause (iii) shall not apply to any representation, warranty, covenant or agreement of the Company herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (iv) acts of war, outbreak or escalation of hostilities, terrorism or sabotage, or other changes in geopolitical conditions, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and impact of COVID-19 on the Company) and other similar events in the United States or any other country or region in the world in which the Company conducts business; (v) any failure by the Company to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration in determining whether there has been, a Company Material Adverse Effect); (vi) the taking of any action expressly contemplated by this Agreement or at Parent’s or Merger Sub’s request; or (vii) any change in the market price or trading volume, or the downgrade in rating, of the Company’s securities (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration into determining whether there has been, a Company Material Adverse Effect); provided, further, that the effects or changes set forth in the foregoing clauses (i), (ii) and (iv) shall be taken into account in determining whether there has occurred a Company Material Adverse Effect only to the extent such developments have, individually or in the aggregate, a disproportionate impact on the Company relative to other companies in the airline industry, in which case only the incremental disproportionate impact may be taken into account.

“Company PSP Warrant Agreement” means that certain warrant agreement, dated as of April 20, 2020, between the Company and the Treasury.

“Company PSP Warrants” means warrants issued to the Treasury to purchase up to 520,797 shares of Company Common Stock at an exercise price of $14.08 per share, in connection with the Company’s receipt of funding under the PSP.

“Company PSP2 Warrant Agreement” means that certain warrant agreement, dated as of January 15, 2021, between the Company and the Treasury.

“Company PSP2 Warrants” means warrants issued to the Treasury to purchase up to 137,753 shares of Company Common Stock at an exercise price of $24.42 per share, in connection with the Company’s receipt of funding under the PSP2.

“Company PSP3 Warrant Agreement” means that certain warrant agreement, dated as of April 29, 2021, between the Company and the Treasury.

“Company PSP3 Warrants” means warrants issued to the Treasury to purchase up to 80,539 shares of Company Common Stock at an exercise price of $36.45 per share, in connection with the Company’s receipt of funding under the PSP3.

“Company Registered IP” means all Intellectual Property Rights included in the Company Owned Intellectual Property that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Company Treasury Restrictions” means the restrictions and limitations that the Company has been, and will continue to be, subject to as a result of the Company’s participation in the PSP, PSP2 and PSP3, including, but not limited to, the: (i) requirement that funding received under the PSP, PSP2 and PSP3 be used exclusively for the payment of wages, salaries and benefits to employees, (ii) prohibition on the payment of dividends until September 30, 2022, (iii) prohibition on the repurchase of any of the Company’s equity securities that are listed on a national securities exchange until September 30, 2022, (iv) restrictions on the involuntary termination or furlough of certain employees until the later of September 30, 2021 and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (v) restrictions on the reduction of the salary, pay rate and benefits of certain employees until the later of September 30, 2021 and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (vi) limitations on certain executive compensation including, but not limited to, pay increases and severance pay or other benefits upon terminations, until April 1, 2023, (vii) requirements to maintain certain levels of scheduled air transportation services through March 1, 2022 and (viii) additional reporting and recordkeeping requirements.

“Company Warrant Agreements” means the Company PSP Warrant Agreement, the Company PSP2 Warrant Agreement and the Company PSP3 Warrant Agreement.

“Company Warrants” means the Company PSP Warrants, the Company PSP2 Warrants and the Company PSP3 Warrants.

“Competition Law” means any domestic or foreign antitrust, competition and merger control law or regulation that is applicable to the transactions contemplated by this Agreement.

“Contracts” means any legally binding contract, agreement, indenture, note, bond, license, lease or any other legally binding commitment, plan or arrangement, whether oral or written.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Control Requirement” means the requirement set forth in Section 368(a)(2)(E)(ii) of the Code.

“Convertible Notes Indenture” means the 2025 Convertible Notes Indenture, providing for the 2025 Convertible Notes, and the 2026 Convertible Notes Indenture, providing for the 2026 Convertible Notes, and as each may have been further amended or supplemented prior to the date of this Agreement.

“COVID-19” means the emergence or spread of SARS-CoV-2 or COVID-19 (including any evolutions, mutations or variations thereof) and any other epidemics, pandemics or disease outbreaks.

“COVID-19 Changes” means, which respect to any Person, any action taken (or not taken) that is required to comply with COVID-19 Measures and any commercially reasonable action taken (or not taken) in good faith to mitigate the risk of COVID-19 or the COVID-19 Measures on such Person, its business or its Subsidiaries.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, furlough, workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines, responses or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“Environmental Laws” means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of Persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, or any other law of similar effect.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Federal Aviation Act” means Subtitle VII of Title 49 of the U.S. Code.

“Foreign Benefit Plans” means material benefit plans that are comparable to Company Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which the Company or its Subsidiaries is required to contribute, in either case, under applicable Law.

“Foreign Parent Benefit Plans” means material benefit plans that are comparable to Parent Benefit Plans that are maintained for the benefit of any current or former employee, officer or director of a member of the Parent Group who is located primarily in a country other than the United States and/or their dependents or that are subject to the laws of any jurisdictions other than the United States, excluding any benefit plan mandated or pursuant to which a member of the Parent Group is required to contribute, in either case, under applicable Law.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any national, federal, state, county municipal, local or foreign government, or other political subdivision thereof, any multinational organization or authority, any authority, agency, commission, or any entity exercising executive, legislative, judicial, regulatory, police, taxing or administrative functions, power or authority of or pertaining to government.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance, and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, or any infectious agent or biological material, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, mold, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Information Statement” a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act (including any amendment or supplement thereto) included in the Registration Statement, providing notice to the Parent stockholders of the Indigo Written Consent, which shall also constitute notice under Section 228 of the DGCL.

“Intellectual Property Rights” means, in any and all jurisdictions, (a) patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) trademarks, service marks, trade dress, livery, logos, trade names, social media identifiers, and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Trademarks”), (c) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (e) Trade Secrets, (f) URL and Internet domain name registrations and (g) any and all other similar proprietary rights whether now known or hereafter recognized, in each case of (a) – (g) whether registered or unregistered, and any applications for registration therefor.

“Intentional Breach” means (a) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the knowledge of the breaching party, (b) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement and (c) the failure to effect the Closing when required pursuant to the terms of this Agreement.

“Intervening Event” means any material event, circumstance, change, effect, development or condition that was (i) not known or reasonably foreseeable by the Company Board as of the date of this Agreement or (ii) known to the Company Board as of the date of this Agreement, but the consequences of which were not known or reasonably foreseeable and, in either such case, becomes known to the Company Board after the date of this Agreement; provided, however, that in no event shall any event, circumstance, change, effect, development or condition resulting from or relating to any of the following give rise to an Intervening Event: (a) any Acquisition Proposal; (b) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or the public announcement, pendency or consummation of the transactions contemplated hereby; (c) any change in the trading price or trading volume of Company Common Stock on the NYSE or any change in the Company’s credit rating (although, for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (c) relating to or causing such change may be considered, along with the effects or consequences thereof); (d) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (e) changes in GAAP, other applicable accounting rules or applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (f) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“IRS” means the United States Internal Revenue Service.

“knowledge” means (a) with respect to the Company, the actual knowledge of each of the individuals set forth on Section 8.4 of the Company Disclosure Schedule, and (b) with respect to Parent and Merger Sub, the actual knowledge of each of the individuals set forth on Section 8.4 of the Parent Disclosure Schedule.

“Law” means any federal, state, local or foreign law, statute, code, constitution, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, restriction, charge, option, lease, license, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger Exchange Ratio” means 1.9126.

“NASDAQ” means the NASDAQ Stock Market LLC.

“NYSE” means the New York Stock Exchange.

“Parent Aircraft” means all aircraft owned or leased by any member of the Parent Group, in each case, as of the date of this Agreement.

“Parent Benefit Plans” means, other than Foreign Parent Benefit Plans and “multiemployer plans” (as defined in Section 3(37) of ERISA), all material “employee benefit plans” as defined in Section 3(3) of ERISA and all material bonus, stock option, stock purchase, stock appreciation rights, restricted stock, stock-based or other equity-based, incentive, profit-sharing, deferred compensation, vacation, insurance, medical, welfare, fringe, retirement, retiree medical or life insurance, supplemental retirement, severance, termination or change in control or other benefit plans, programs or arrangements, and all material employment, consulting, termination, severance or other contracts or agreements, whether or not in writing and whether or not funded, to which a member of the Parent Group or is a party, with respect to which a member of the Parent Group has any obligation or which are maintained, contributed to or sponsored by a member of the Parent Group for the benefit of any current or former employee, officer, director or consultant of any member of the Parent Group.

“Parent Board” means the board of directors of Parent.

“Parent Closing Price” means the closing sale price for one share of Parent Common Stock as quoted on NASDAQ on the trading day that is three Business Days preceding the Closing Date.

“Parent Common Stock” means the Voting Common Stock of Parent, par value $0.001 per share.

“Parent Equity Award” means a Parent Option, Parent RSU Award, Restricted Shares and any other equity award granted under any employee or director stock option, stock purchase or equity compensation plan, arrangement or agreement of Parent.

“Parent Group” means Parent and each Subsidiary of Parent.

“Parent IT Assets” means any and all computers, computer software, applications (including but not limited to web and mobile applications), firmware, middleware, servers, workstations, devices, digital storage media, routers, hubs, switches, networks, data communications lines and all other information technology equipment, and all associated documentation, owned by, or licensed or leased to, any member of the Parent Group (excluding, in each case, any public networks).

“Parent Material Adverse Effect” means any change, event, circumstance, development, condition, occurrence or effect that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Parent Group, taken as a whole, or (b) prevents, or materially delays, the ability of Parent to consummate the transactions contemplated by this Agreement; provided, however, that none of the following will be deemed in themselves, either alone or in combination, to constitute, and that none of the following will be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (i) any development in general economic conditions, or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, in the United States or any other country or region in the world in which Parent conducts business or any industry-wide development generally affecting airline companies; (ii) any change in GAAP or any change in applicable Laws applicable to the operation of the business of Parent; (iii) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement, including the Merger (it being understood that this clause (iii) shall not apply to any representation, warranty, covenant or agreement of the Parent or Merger Sub herein that is expressly intended to address the consequences of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby); (iv) acts of war, outbreak or escalation of hostilities, terrorism or sabotage, or other changes in geopolitical conditions, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters, any epidemic, pandemic, outbreak of illness or other public health event (including, for the avoidance of doubt, COVID-19 and impact of COVID-19 on Parent) and other similar events in the United States or any other country or region in the world in which Parent conducts business; (v) any failure by Parent to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of Parent’s revenue, earnings or other financial performance or results of operations (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration in determining whether there has been, a Parent Material Adverse Effect); (vi) the taking of any action expressly contemplated by this Agreement or at the Company’s request or (vii) any change in the market price or trading volume, or the downgrade in rating, of Parent’s securities (it being understood that the underlying facts and circumstances giving rise to such event may be deemed to constitute, and may be taken into consideration into determining whether there has been, a Parent Material Adverse Effect); provided, further, that the effects or changes set forth in the foregoing clauses (i), (ii) and (iv) shall be taken into account in determining whether there has occurred a Parent Material Adverse Effect only to the extent such developments have, individually or in the aggregate, a disproportionate impact on Parent relative to other companies in the airline industry, in which case only the incremental disproportionate impact may be taken into account.

“Parent Options” means an option to purchase shares of Parent Common Stock.

“Parent Phantom Units” means the units issued by Parent pursuant to the Amended and Restated Phantom Equity Investment Agreement, dated as of December 3, 2013, by and among Frontier Airlines, Inc., Parent and FAPAInvest, LLC.

“Parent PSP Warrants” means warrants issued to the Treasury to purchase up to 522,576 shares of Parent Common Stock at an exercise price of $6.36 per share, in connection with Parent’s receipt of funding under the PSP.

“Parent PSP2 Warrants” means warrants issued to the Treasury to purchase up to 157,313 shares of Parent Common Stock at an exercise price of $11.65 per share, in connection with Parent’s receipt of funding under the PSP2.

“Parent PSP3 Warrants” means warrants issued to the Treasury to purchase up to 79,961 of Parent Common Stock at an exercise price of $18.85 per share, in connection with Parent’s receipt of funding under the PSP3.

“Parent Registered IP” means all Intellectual Property Rights included in the Parent Owned Intellectual Property that are registered, filed, or issued under the authority of any Governmental Entity, including all patents, registered copyrights, registered Trademarks and domain names and all applications for any of the foregoing.

“Parent Treasury Loan Warrants” means warrants issued to the Treasury to purchase up to 2,358,090 shares of Parent Common Stock at an exercise price of $6.36 per share, in connection with Parent’s borrowing under the Treasury Loan.

“Parent Treasury Restrictions” means the restrictions and limitations that Parent was and is subject to as a result of Parent’s participation in the PSP, PSP2, PSP3 and the Treasury Loan, including, but not limited to, the: (i) requirement that funding received under the PSP, PSP2 and PSP3 be used exclusively for the payment of wages, salaries and benefits to employees, (ii) prohibition on the payment of dividends until one year after the Treasury Loan has been repaid, (iii) prohibition on the repurchase of any of Parent’s equity securities that are listed on a national securities exchange until one year after the Treasury Loan has been repaid, (iv) restrictions on the involuntary termination or furlough of certain employees until the later of September 30, 2021 and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (v) restrictions on the reduction of the salary, pay rate and benefits of certain employees until the later of September 30, 2021 and the date on which all of the funding received under the PSP, PSP2 and PSP3 has been expended, (vi) limitations on certain executive compensation including, but not limited to, pay increases and severance pay or other benefits upon terminations, until the later of April 1, 2023 and one year after the Treasury Loan has been repaid, (vii) requirements to maintain certain levels of scheduled air transportation services through March 1, 2022 and (viii) additional reporting and recordkeeping requirements.

“Parent Warrants” means the aggregate of the Parent PSP Warrants, the Parent PSP2 Warrants, the Parent PSP3 Warrants and the Parent Treasury Loan Warrants.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law, (c) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over real property, (d) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above real property, (e) statutory Liens in favor of lessors arising in connection with any Leased Real Property, (f) Liens pursuant to the Company’s or Parent’s existing indebtedness, as the case may be, and (g) Liens that do not materially detract from the value or materially interfere with any present or intended use of such property or assets.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Personal Information” means all information that identifies, could reasonably be used to identify, or is otherwise identifiable with an individual or individual’s device (i.e. device identifiers, IP address, MAC address, or other device identifier) and including any information combined with or associated with Personal Information or that could be used to contact or locate an individual (e.g. geolocation data). Personal Information includes such information in any form, including paper, electronic, and other forms.

“Privacy Laws” means all applicable Laws as amended, consolidated, re-enacted or replaced from time to time, relating to the privacy, security, or Processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, and email, text message or telephone communications, including the Federal Trade Commission Act; the Children’s Online Privacy Protection Act; the Telemarketing Consumer Protection Act; the CAN-SPAM Act; and California Consumer Privacy Act of 2018.

“Process” (or “Processing”) means to perform any operation or set of operations upon data, whether manually or by automatic means, including blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, cleaning, transmitting, disclosing, altering, distributing, disseminating, or otherwise making available data.

“Proxy Statement/Prospectus” means the definitive proxy statement/prospectus (including any amendment or supplement thereto) included in the Registration Statement relating to the matters to be submitted to Company stockholders for approval at the Company Stockholder Meeting, which will also be used as a prospectus of Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger.

“PSP” means the Payroll Support Program established under Division A, Title IV, Subtitle B of the CARES Act.

“PSP2” means the Payroll Support Program Extension established under Subtitle A of Title IV of Division N of the Consolidated Appropriations Act, 2021 (December 27, 2020), as the same may be amended from time to time.

“PSP3” means the Payroll Support Program established under Section 7301 of the American Rescue Plan Act of 2021 (March 11, 2021), as the same may be amended from time to time.

“Qualifying Amendment” shall mean an amendment or supplement to the Information Statement relating to Parent, the Proxy Statement/Prospectus relating to the Company or the Registration Statement (including by incorporation by reference) to the extent it contains (i) a Change of Board Recommendation, (ii) a statement of the reasons of the Company Board for making such Change of Board Recommendation and (iii) additional information reasonably related to the foregoing.

“Registration Statement” means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the Securities Act registering the shares of Parent Common Stock to be issued in connection with the Merger.

“Restricted Shares” means each outstanding and issued Share that is subject to one or more vesting conditions.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “20%” will be replaced by “50%”) made by any person or group (other than Parent or any of its Subsidiaries) after the date of this Agreement, which Acquisition Proposal did not result from a breach of Section 5.4, that the Company Board has determined in its good faith judgment, after consultation with its outside legal counsel and with its financial advisors, (a) would result in a transaction that is more favorable to the Company’s stockholders from a financial point of view, than the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent pursuant to Section 5.4(e)) and (b) is reasonably capable of being consummated in accordance with the terms of such Acquisition Proposal, taking into account all financial, regulatory, legal and other aspects of such Acquisition Proposal.

“Tax Return” means any report, return (including information return), claim for refund, declaration or other information or filing filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes, fees, duties, levies, assessments or charges of any kind (together with any and all interest, penalties and additions thereto, whether disputed or not) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, escheat, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

“Trade Secrets” means trade secrets and other rights in know-how and confidential or proprietary information deriving economic value from the secret nature of the information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information).

“Treasury” means the U.S. Department of the Treasury.

“Treasury Loan” means the term loan facility of up to $574 million pursuant to the secured loan program established under the CARES Act, of which Parent has drawn $150 million and for which Parent’s right to draw any further funds has lapsed.

“Treasury Regulations” means regulations promulgated by the Treasury under the Code.

“Triggering Event” will be deemed to have occurred if: (a) the Company Board effects a Change of Board Recommendation, whether or not in compliance with Section 5.4); (b) the Company enters into any Alternative Acquisition Agreement; (c) the Company Board publicly recommends to its stockholders any Acquisition Proposal; (d) an Acquisition Proposal has been publicly disclosed (other than by the commencement of a tender offer or exchange offer), and the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within ten Business Days after Parent’s written request therefor; (e) a tender offer or exchange offer for securities of the Company is commenced and the Company Board shall have failed to recommend against acceptance by the Company’s stockholders of such tender offer or exchange offer (including for these purposes, by taking any position contemplated by Rule 14e-2 under the Exchange Act other than recommending rejection of such tender offer or exchange offer) within ten Business Days of such commencement; or (f) the Company Board formally resolves to take or publicly announces its intention to take any of the foregoing action.

“Uncured Inaccuracy” with respect to a representation or warranty of a party to this Agreement as of a particular date will be deemed to exist only if such representation or warranty is inaccurate as of such date as if such representation or warranty were made as of such date, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date; provided, however, that if such representation or warranty by its terms speaks as of the date of this Agreement or as of another particular date, then there will not be deemed to be an Uncured Inaccuracy in such representation or warranty unless such representation or warranty was inaccurate as of the date of this Agreement or such other particular date, respectively, and the inaccuracy in such representation or warranty has not been cured in all material respects since such date.

8.5    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2022 Company Performance Share Award”	Section 2.5(c)

“Agreement”	Preamble

“Alternative Acquisition Agreement”	Section 5.4(a)ii

“Barclays”	Section 3.28

“Barclays Fairness Opinion”	Section 3.28

“Book-Entry Shares”	Section 2.3(b)

“CCPA”	Section 3.18(b)

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.3(b)

“Chancery Court”	Section 8.12(b)

“Change of Board Recommendation”	Section 5.4(d)

“Citigroup”	Section 4.33

“Citigroup Fairness Opinion”	Section 4.36

“Closing”	Section 1.2

“Closing Date”	Section 1.2

“Company”	Preamble

“Company Aircraft”	Section 3.24(a)

“Company Aircraft Finance Contract”	Section 3.24(e)

“Company Aircraft Purchase Contract”	Section 3.24(d)

“Company Airport”	Section 3.26

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(c)

“Company CBAs”	Section 3.13(b)

“Company Charter”	Section 3.1(c)

“Company Common Stock”	Section 2.1(a)

“Company Data Privacy Requirements”	Section 3.18(a)

“Company Designees”	5.16(a)

“Company Disclosure Schedule”	Article 3

“Company Financial Statements”	Section 3.7(a)

“Company Insurance Policies”	Section 3.20

“Company Leased Real Property”	Section 3.22(a)

“Company Licensed Intellectual Property”	Section 3.17(a)

“Company Material Contract”	Section 3.14(a)

“Company MSU Award”	Section 2.5

“Company Non-Voting Common Stock”	Section 3.2(a)

“Company Owned Intellectual Property”	Section 3.17(a)

“Company Performance Share Award”	Section 2.5(b)

“Company Permits”	Section 3.6(a)

“Company PII Security Incident”	Section 3.18(c)

“Company Preferred Stock”	Section 3.2(a)

“Company Related Party Transaction”	Section 3.23

“Company Representatives”	Section 5.3

“Company Required Vote”	Section 3.29

“Company RSU Awards”	Section 2.5(a)

“Company SEC Documents”	Section 3.7(a)

“Company Slots”	Section 3.25(a)

“Company Stockholder Approval”	Section 3.29

“Company Stockholder Meeting”	Section 5.5(b)

“Competition Authorities”	Section 5.6(d)

“Confidentiality Agreement”	Section 5.3

“Continuing Employee”	Section 5.9(a)

“Credit Card Contract”	Section 3.14(a)v

“D&O Insurance”	Section 5.10(c)

“DGCL”	Recitals

“DHS”	Section 3.5

“Dissenting Shares”	Section 2.4

“DOT”	Section 3.5

“EDGAR”	Article 3

“Effective Time”	Section 1.2

“Enforceability Exceptions”	Section (d)(a)

“Exchange Act”	Section 3.5

“Exchange Agent”	Section 2.3(a)

“Exchange Fund”	Section 2.3(a)

“Expense Reimbursement”	Section 7.2(d)

“Extended Outside Date”	Section 7.1(e)

“FAA”	Section 3.5

“FCC”	Section 3.5

“Fractional Share Consideration”	Section 2.3(a)

“Indigo Written Consent”	Recitals

“Intervening Event Notice Period”	Section 5.4(g)i

“Leased Real Property”	Section 3.22(a)

“Malicious Code”	Section 3.17(f)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Merger Sub”	Preamble

“Merger Sub Common Stock”	Section 2.1(c)

“Morgan Stanley”	Section 3.28

“Morgan Stanley Fairness Opinion”	Section 3.28

“Notice Period”	Section 5.4(f)i

“Order”	Section 3.15(b)

“Outside Date”	Section 7.1(e)

“Parent”	Preamble

“Parent Aircraft Finance Contract”	Section 4.24(e)

“Parent Aircraft Purchase Contract”	Section 4.24(d)

“Parent Airport”	Section 4.26

“Parent Assumed Warrants”	Section 2.6

“Parent Board Recommendation”	Recitals

“Parent CBAs”	Section 4.13(b)

“Parent Charter”	Section 4.1(c)

“Parent Data Privacy Requirements”	Section 4.18(a)

“Parent Designees”	5.16(a)

“Parent Disclosure Schedule”	Article 4

“Parent Financial Statements”	Section 4.7(a)

“Parent Group”	Section 4.1(c)

“Parent Insurance Policies”	Section 4.20

“Parent Leased Real Property”	Section 4.224.22(a)

“Parent Licensed Intellectual Property”	Section 4.17(a)

“Parent Material Contract”	Section 4.14(a)

“Parent Non-Voting Common Stock”	Section 4.2(a)

“Parent Owned Intellectual Property”	Section 4.17(a)

“Parent Owned Real Property”	Section 4.224.22(a)

“Parent Permits”	Section 4.6(a)

“Parent PII Security Incident”	Section 4.18(c)

“Parent Related Party Transaction”	Section 4.23

“Parent Representatives”	Section 5.3

“Parent Required Vote”	Section 4.32

“Parent RSU Award”	Section 2.5(a)

“Parent SEC Documents”	Section 4.7(a)

“Parent Service Providers”	Section 4.12(f)

“Parent Share Issuance”	Recitals

“Parent Slots”	Section 4.25(a)

“Parent Stockholder Approval”	Section 4.32

“PCI DSS”	Section 3.17(g)

“Per Share Cash Consideration”	Section 2.1(a)

“Per Share Stock Consideration”	Section 2.1(a)

“Proceeding”	Section 3.15(a)

“Representatives”	Section 5.3

“Sarbanes-Oxley Act”	Section 3.7(a)

“SEC”	Section 3.5

“SEC Effective Date”	Section 5.5(b)

“Section 16”	Section 5.13

“Second Extended Outside Date”	Section 7.1(e)

“security events”	Section 3.17(f)

“Service Providers”	Section 3.12(g)

“Share”	Section 2.1(a)

“Surviving Corporation”	Section 1.1(a)

“TSA”	Section 3.5

8.6    Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.7    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by reason of any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8    Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedules and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

8.9    Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever (including Section 5.9) under or by reason of this Agreement except for the individuals referenced in Section  5.10.

8.10    Assignment. This Agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties hereto; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect Subsidiary prior to the mailing of the Information Statement and Proxy Statement/Prospectus, but no such assignment will relieve Parent or Merger Sub, as the case may be, of its obligations hereunder.

8.11    Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Except as otherwise expressly provided herein, any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive. Documents, materials and information are deemed to have been “made available” to (a) Parent and Merger Sub, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Project Galaxy,” which is hosted by Datasite (www.datasite.com) in connection with the transactions contemplated hereby or disclosed in a Company SEC Document filed and publicly available and (b) Company, if such documents, materials or information were available for review by such person and its Representatives through the electronic data room entitled “Top Gun II”, which is hosted by Donnelley Financial Solutions Venue (www.dfsvenue.com) in connection with the transactions contemplated hereby or disclosed in a Parent SEC Document filed and publicly available, in each case, at least three (3) Business Days prior to the date of this Agreement. The phrase “ordinary course of business” means an action taken, or omitted to be taken, by any Person in the ordinary course of such Person’s business consistent with past practice, including any COVID-19 Changes. References to “days” will mean “calendar days” unless expressly stated otherwise. References to a person are also to its successors and permitted assigns. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded, and if the last day of such period is not a Business Day, the period will end on the immediately following Business Day. No specific provision, representation or warranty will limit the applicability of a more general provision, representation or warranty. It is the intent of the parties hereto that each representation, warranty, covenant, condition and agreement contained in this Agreement will be given full, separate, and independent effect and that such provisions are cumulative.

8.12    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)    This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”), or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

8.14    Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 8.12(b), this being in addition to any other remedy to which they are entitled at Law or in equity. Each party hereto will waive any requirement for the posting of any bond or other security in connection therewith.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FRONTIER GROUP HOLDINGS, INC.

By:	/s/ Barry L. Biffle
Name: Barry L. Biffle
Title: President and Chief Executive Officer

TOP GUN ACQUISITION CORP.

By:	/s/ Barry L. Biffle
Name: Barry L. Biffle
Title: President

SPIRIT AIRLINES, INC.

By:	/s/ Edward M. Christie
Name: Edward M. Christie
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]